UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SKILLED HEALTHCARE GROUP, INC.

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2014
Dear Stockholder:

You are invited to attend the 2014 Annual Meeting of Stockholders of Skilled Healthcare Group, Inc., to be held on May 8, 2014, at 11:00 a.m. local time, at our office located at 27442 Portola Parkway, Suite 200, Foothill Ranch, CA 92610.

At this year’s annual meeting you will be asked to:

1.	Elect two Class I directors to serve for a three-year term;

2.	Vote on an advisory basis to approve the compensation of our named executive officers as described in this proxy statement;

3.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	Transact such other business as may properly come before the annual meeting, including any adjournment or postponement thereof.
The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully. The Board of Directors recommends a vote “FOR” the election of each of the three nominees for director in Proposal 1, and “FOR” the approval of each of Proposals 2 and 3. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2013 Annual Report to Stockholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2013 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable. All stockholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail. This process provides a variety of benefits, including enabling us to reduce costs.

It is important that your shares be represented and voted at the annual meeting whether or not you plan to attend in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

Sincerely,

Roland G. Rapp
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

SKILLED HEALTHCARE GROUP, INC.
27442 Portola Parkway, Suite 200
Foothill Ranch, California 92610

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2014
To the Stockholders of Skilled Healthcare Group, Inc.:
We will hold our 2014 Annual Meeting of Stockholders at our office located at 27442 Portola Parkway, Suite 200, Foothill Ranch, CA 92610, on May 8, 2014, at 11:00 a.m. local time, to:

1.
Elect Glenn S. Schafer and M. Bernard Puckett as Class I directors, each with a three-year term expiring at our 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	Vote on an advisory basis to approve the compensation of our named executive officers, as described in the attached proxy statement;

3.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	Transact such other business as may properly come before the annual meeting, including any continuation, postponement or adjournment thereof.

 These items of business are described in the attached proxy statement. Only our stockholders of record at the close of business on March 12, 2014, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any continuation, postponement or adjournment of the annual meeting. A list of stockholders eligible to vote at our annual meeting will be available for inspection at the annual meeting, and at our executive offices during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is important. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

By Order of the Board of Directors,

Roland G. Rapp
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

i

*****

ii

PROXY STATEMENT
_______________

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the board of directors of Skilled Healthcare Group, Inc., a Delaware corporation, for use at the 2014 Annual Meeting of Stockholders to be held on Tuesday, May 8, 2014, at 11:00 a.m. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. In this proxy statement, “Skilled Healthcare,” “we,” “us” and “our” mean Skilled Healthcare Group, Inc., unless otherwise indicated. We intend to mail the Notice of Internet Availability of Proxy Materials, or Internet Availability Notice, to certain of our stockholders, and, alternatively, a paper copy of this proxy statement and accompanying proxy card to all other stockholders, on or about March 26, 2014 to all stockholders entitled to notice of and to vote at the annual meeting. The annual meeting will be held at our office located at 27442 Portola Parkway, Suite 200, Foothill Ranch, CA 92610.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to Be Held on May 8, 2014

The notice of the 2014 Annual Meeting of Stockholders, this proxy statement, a proxy card sample and our 2013 Annual Report to Stockholders are available on our website at www.skilledhealthcaregroup.com/proxy. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Stockholders Entitled to Vote

Stockholders of record as of the close of business on March 12, 2014 are entitled to notice of, and to vote at, the annual meeting. The holders of our common stock are entitled to one (1) vote for each share of Class A common stock held and ten (10) votes for each share of Class B common stock held on all matters to be voted upon at the annual meeting. You may vote your shares at the annual meeting by attending and voting in person, by voting via the Internet or telephone as described herein, or by having your shares represented at the annual meeting by a valid proxy.

Voting

You may vote by ballot in person at the annual meeting. Alternatively, if your shares are registered directly in your name, you may submit a proxy and vote by using any of the following methods:

•	By Telephone: You may use any touch-tone telephone to vote at any time until 11:59 p.m. (Eastern Time) on Wednesday, May 7, 2014, by calling 1-800-690-6903 and following the voice-guided instructions.

•
By Internet: You may use the Internet to vote at any time until 11:59 p.m. (Eastern Time) on Wednesday, May 7, 2014, by going to www.proxyvote.com. To vote by Internet, go to www.proxyvote.com and follow the instructions for Internet voting shown on your proxy card or Internet Availability Notice.

•
By Mail: If you received a printed proxy card, you may vote by completing, signing and dating the proxy card and returning it in its accompanying postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

To determine how you may revoke or change your vote submitted via the telephone, Internet or mail as described above, please refer to the section below entitled “Revoking Your Proxy; Changing Your Vote.”

If your shares are not registered directly in your name (e.g. you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee.

Your vote is very important. Accordingly, whether or not you plan to attend the annual meeting in person, you should vote by using one of the methods described above.

All properly signed proxies that are received before the polls are closed at the annual meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no instructions are indicated with respect to a particular proposal, they will be voted as follows: (i) “FOR” the election of each of the two nominees for director as described in Proposal 1; (ii) “FOR” the advisory approval of the compensation of our named executive officers as described in Proposal 2; and (iii) “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal 3.

The enclosed proxy gives Christopher N. Felfe and Roland G. Rapp, or either of them, discretionary authority to vote your shares in their discretion with respect to all additional matters that might come before the annual meeting, including any motion made for continuance, adjournment or postponement of the annual meeting (including for purposes of soliciting additional votes).

Revoking Your Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy or change your vote at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•
properly delivering a subsequent proxy in one of the manners authorized and described in this proxy statement (such as by mail, via the Internet or by telephone), relating to the same shares and bearing a later date than the original proxy; or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Skilled Healthcare Group, Inc.
27442 Portola Parkway, Suite 200
Foothill Ranch, California 92610
Attn: Corporate Secretary

If your shares are held in “street name” by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Attendance at the Annual Meeting

All stockholders who choose to attend the annual meeting in person will need to present a valid government-issued photo identification (e.g., a driver’s license or passport) at the door to be admitted to the annual meeting. Additionally, if you hold your shares in a stock brokerage account or in the name of a bank or other holder of record and you plan to attend the annual meeting, you will also need to obtain and present a copy of your brokerage account statement (which you can obtain from your broker) reflecting your ownership of our common stock as of the close of business on March 12, 2014, the record date for the annual meeting.

Quorum and Votes Required

At the close of business on March 12, 2014, there were 23,893,020 shares of our Class A common stock and 15,515,050 shares of our Class B common stock outstanding and entitled to vote. Holders of our Class A common stock are entitled to one (1) vote per share held, and holders of our Class B common stock are entitled to ten (10) votes per share held. Thus, a total of 179,043,520 votes may be cast on each proposal. All votes will be tabulated by the inspector of elections appointed for the annual meeting. Christopher N. Felfe, our Chief Financial Officer, will serve as inspector of elections.

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the annual meeting will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum but will not be counted as votes cast. Brokers, banks or other nominees who hold shares of common stock in “street name” for beneficial owners of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that The New York Stock Exchange, or the NYSE, determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker, bank or nominee holds your common stock in “street name,” your broker, bank or nominee is entitled to vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or nominee with this proxy statement. Proposals 1 and 2 are considered “non-routine” matters on which brokers, banks and other nominees may vote only with specific instructions from beneficial owners. The inspector of elections will determine whether a quorum is present.

For Proposal 1, directors will be elected by a plurality of the votes cast at the annual meeting. Thus, the two nominees receiving the greatest number of votes will be elected, assuming there is a quorum present at the annual meeting. Your broker is not entitled to vote on the election of directors without your instruction. As a result, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

For Proposal 2, approval on an advisory basis of the resolution approving the compensation of our named executive officers, as described in this proxy statement, requires the affirmative vote of the holders of a majority of the votes that all stockholders present in person or represented by proxy are entitled to cast at the annual meeting. Therefore, abstentions will have the same effect as votes against the proposal. Brokers do not have discretionary authority to vote on this proposal. Thus, broker non-votes will be deemed shares not entitled to vote on the proposal, will not be counted as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

For Proposal 3, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, requires the affirmative vote of the holders of a majority of the votes that all stockholders present in person or represented by proxy are entitled to cast at the annual meeting. Abstentions will have the same effect as votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm and thus, broker non-votes are generally not expected to result from the vote on Proposal 3.

No matter currently is expected to be considered at the annual meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters are properly brought before the annual meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, including the expense of preparing and mailing the Internet Availability Notice and the proxy materials for the annual meeting. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock that are beneficially owned by our stockholders send notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in submitting your proxy or have questions regarding the annual meeting, please contact the Skilled Healthcare Group, Inc. Investor Relations department at investorrelations@skilledhealthcare.com or write to: Skilled Healthcare Group, Inc., 27442 Portola Parkway, Suite 200, Foothill Ranch, California 92610, Attn: Investor Relations.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders the Internet Availability Notice regarding Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by going to www.proxyvote.com and following the instructions. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2013 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2013 Annual Report to Stockholders should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

PROPOSAL 1:  ELECTION OF DIRECTORS
Board Structure
Our Amended and Restated Bylaws provide that the exact number of directors shall be set by our board of directors. Our board of directors has set the current number of directors at nine members. The directors are divided into three classes, with each class serving for a term of three years. At each annual meeting, the term of one class expires. Class I, which currently consists of two members, Glenn S. Schafer and M. Bernard Puckett, has a term expiring at the close of our 2014 annual meeting of stockholders. Class II, which currently consists of two members, Linda Rosenstock and Robert H. Fish, has a term expiring at the close of our 2015 annual meeting of stockholders. Class III, which currently consists three members, Robert M. Le Blanc, Michael E. Boxer and Bruce A. Yarwood, has a term expiring at the close of our 2016 annual meeting of stockholders. We currently have two vacancies on our board of directors: one vacancy in our Class I directorships and one vacancy in our Class II directorships.
Board Nominees
Based upon the recommendation of our Corporate Governance, Quality and Compliance Committee, our board of directors has nominated Glenn S. Schafer and M. Bernard Puckett for election as to serve as Class I directors. Proxies cannot be voted for a greater number of persons or different persons than the nominees named. If elected, each director nominee would serve a three-year term expiring at the close of our 2017 annual meeting of stockholders, or until their successors are duly elected. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES.
Composition of the Board of Directors
Set forth below is information as of March 12, 2014 regarding each director nominee and each person whose term of office as a director will continue after the annual meeting. There are no family relationships among any of our directors or executive officers.

Name	Age	Position	Director Since	Class	Term Expires
Glenn S. Schafer(1)(2) .............	64	Chairman of the Board (Non-Executive)	2006	I	2014
M. Bernard Puckett(1)(2) .........	69	Director	2008	I	2014
Robert H. Fish ..........................	63	Chief Executive Officer and Director	2013	II	2015
Linda Rosenstock, M.D.(3) .....	63	Director	2009	II	2015
Michael E. Boxer(1)(3) ............	52	Director	2006	III	2016
Robert M. Le Blanc(2) .............	47	Director	2005	III	2016
Bruce A. Yarwood(2)(3) ..........	71	Director	2011	III	2016
__________

(1) Member of the Audit Committee. (2) Member of the Compensation Committee. (3) Member of the Corporate Governance, Quality and Compliance Committee.

Director Biographical Information
Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders (Class I)
Glenn S. Schafer. Mr. Schafer has served as a member of our board of directors since April 2006, and as our Chairman of the Board (non-executive) since November 2013. Since December 2007, Mr. Schafer has served on the board of directors of Janus Capital Group, a NYSE-listed asset manager, and currently serves as its Chairman of the Board (non-executive). He also served on the board of directors of Beckman Coulter, Inc., a NYSE-listed diagnostics and medical device company, from 2002 until the company’s sale in 2011, including as Lead Independent Director beginning in February 2010 and Non-executive

Chairman beginning in September 2010. Mr. Schafer serves on the board of directors of the Michigan State University Foundation, a non-profit entity that supports the university’s strategic needs, as well as on the board of directors of GeoOptics, Inc., an environmental earth observation company.

Previously, Mr. Schafer held various executive capacities at Pacific Life Insurance Company, a provider of life insurance products, annuities and mutual funds, having served as Vice Chairman from April 2005 until his retirement on December 31, 2005, President and a director since 1995, Executive Vice President and Chief Financial Officer from 1991 to 1995, Senior Vice President and Chief Financial Officer from 1987 to 1991 and Vice President, Corporate Finance from 1986 to 1987. Mr. Schafer also served as a director of Scottish Re Group Limited, a publicly traded (OTC) global life reinsurance specialist, from 2001 to 2005 and 2007 to 2008.
Mr. Schafer brings financial expertise and demonstrated leadership and governance experience with large NYSE-listed companies to our board of directors. His experience as President and Chief Financial Officer of Pacific Life Insurance Company allows for the contribution of valuable management and financial insight to the board of directors and provides him with a keen understanding of the interplay between our operations and financial results. Mr. Schafer’s experience at Pacific Life, overseeing a wide array of that company’s financial products, coupled with his current experience on the audit committee of Janus Capital Group, provide the foundation for applying his knowledge to the day-to-day responsibilities of our audit committee. For these reasons our board of directors has concluded that Mr. Schafer should serve as a director.
M. Bernard Puckett. Mr. Puckett has served as a member of our board of directors since February 2008. From 2004 until May 2011, Mr. Puckett served as a member of the board of directors of Direct Insite Corporation, a global provider of electronic invoice presentment and payment services. Mr. Puckett served as a director of IMS Health Incorporated, a leading provider of information to the pharmaceutical industry, from 1998 until IMS Health’s acquisition by investment funds managed by TPG Capital and the CPP Investment Board in February 2010. Prior to joining our board of directors, Mr. Puckett served as a director of Openwave Systems, a NASDAQ-listed worldwide leader of open IP-based communication infrastructure software and applications to the wireless communications industry, beginning in November 2000 and as Chairman of the Board from October 2002 until September 2007. From January 1994 to January 1996, Mr. Puckett was with Mobile Telecommunications Technologies, a telecommunications firm, serving most recently as its President and Chief Executive Officer. Prior to that, Mr. Puckett served as Senior Vice President of Strategy and Business Development for IBM Corp. Since January 2013, Mr. Puckett has also served as chairman of the board of Frequentz Company, which provides real-time traceability and information management software solutions.
Mr. Puckett contributes considerable executive management and directorial experience to our board of directors stemming from his directorships at IMS Health Incorporated, Direct Insite Corporation and Openwave Systems and his executive leadership experience Mobile Telecommunications Technologies and IBM. His experience leading companies in a wide range of industries speaks to Mr. Puckett’s versatility and ability to adapt to a company’s operational needs as they evolve. For these reasons, our board of directors has concluded that Mr. Puckett should serve as a director.
Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders (Class II)
Robert H. Fish. Mr. Fish has served as a member of our board of directors since November 2013, when he joined us as Chief Executive Officer. During his career, Mr. Fish has served as Chairman, President or CEO of a number of healthcare companies. From 2012 until he joined us in 2013, Mr. Fish served as Managing Partner of Sonoma-Seacrest, LLC, a California health care firm specializing in strategic planning, performance improvement and merger and acquisition issues. From 2008 to 2012 he served as Chairman of REACH Medical Holdings, a regional air medical transport company, from 2005 to 2006 he served as Executive Chairman of Coram, Inc., a large home infusion provider, and from 2002 to 2004 he served as Chairman and Chief Executive Officer of Genesis Health Ventures, a long-term care and institutional pharmacy company. Since 2013, Mr. Fish has served as a member of the board of directors of the non-profit St. Helena Hospital Foundation in Northern California. Mr. Fish has also served as President and Chief Executive Officer of St. Joseph Health System - Sonoma County and Valleycare Health System, both of which are regional hospital systems in Northern California.
Mr. Fish has extensive experience as a healthcare company executive, including in the long-term care industry. For these reasons, and his role as our Chief Executive Officer, our board of directors concluded that Mr. Fish should serve as a director.
Linda Rosenstock, M.D., M.P.H. Dr. Rosenstock has served as a member of our board of directors since November 2009. Dr. Rosenstock served as Dean of the University of California Los Angeles School of Public Health and Associate Dean of the UCLA School of Medicine from 2000 through 2012. Dr. Rosenstock has also served as a Professor of Environmental Health Services in the School of Public Health and a Professor of Medicine in the School of Medicine at UCLA since November 2000. Dr. Rosenstock is an Honorary Fellow of the Royal College of Physicians as well as an elected member of the

National Academy of Science’s Institute of Medicine. Dr. Rosenstock is the Immediate-Past Chair of the Association of Schools of Public Health, is a member of the board of directors of The Health Effects Institute and serves as Immediate Past-President of the Society of Medical Administrators. Prior to joining UCLA, Dr. Rosenstock served as the Director of the National Institute for Occupational Safety and Health (NIOSH) from April 1994 to November 2000. Dr. Rosenstock received her M.D. and M.P.H. from Johns Hopkins University and completed her residency at the University of Washington. Dr. Rosenstock currently serves on the board of directors of Guided Therapeutics, Inc., a publicly-traded healthcare company focused on disease detection.
Our board of directors has concluded that Dr. Rosenstock should serve as a director because her depth of experience in medicine provides an ideal combination of knowledge about the industry in which we operate and the patients who benefit from our services. Her role at the helm of several educational institutions and programs speaks to her demonstrated leadership capabilities. Dr. Rosenstock’s former role at NIOSH provides her with a unique governmental perspective that is crucial to an understanding of the highly regulated and ever-changing environment in which we operate our business.
Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders (Class III)

Michael E. Boxer. Mr. Boxer has served as a member of our board of directors since April 2006. Mr. Boxer has served as President of The Enterprise Group, Ltd., a health care financial advisory firm, since July 2008. Since May 2010, Mr. Boxer has served as a member of the board of directors of American Renal Holdings Inc., a national provider of kidney dialysis services. He has also served as a member of the board of directors of Remedi SeniorCare Holding Corporation, an institutional pharmacy provider, since September 2011.
Previously, Mr. Boxer served as the Chief Financial Officer of HealthMarkets, Inc., a provider of health and life insurance products to individuals and small groups from September 2006 until June 2008. From March 2005 to September 2006, Mr. Boxer was the President of The Enterprise Group, Ltd. Mr. Boxer was the Executive Vice President and Chief Financial Officer of Mariner Health Care, Inc., a provider of skilled nursing and long-term health care services, from January 2003 until its sale in December 2004. From July 1998 to December 2002, Mr. Boxer served as Senior Vice President and Chief Financial Officer of Watson Pharmaceuticals, Inc., a NYSE-listed specialty pharmaceuticals company. Prior to his tenure at Watson, Mr. Boxer was an investment banker at Furman Selz, LLC, a New York-based investment bank.
Mr. Boxer’s extensive financial and senior management experience, particularly as a Chief Financial Officer of several large companies, enables him to contribute financial expertise and insight to our board of directors. Mr. Boxer’s financial background and experience qualify him as an “audit committee financial expert” under SEC rules. Coupled with his hands-on experience as a leading executive at a health care financial advisory firm and a skilled nursing and long-term health care services company, Mr. Boxer possesses a practical understanding of our operations and business model that allows him to effectively communicate issues to the rest of our board of directors. For these reasons our board of directors has concluded that Mr. Boxer should serve as a director.
Robert M. Le Blanc. Mr. Le Blanc joined our board of directors in October 2005. Since 1999, Mr. Le Blanc has served as Managing Director of Onex Corporation, a diversified investment corporation and our largest stockholder. Mr. Le Blanc serves on the board of directors of Magellan Health Services, Inc., a NASDAQ-listed diversified specialty healthcare management organization, as well as Res-Care, Inc., a human service company for the disabled, USI Insurance Services, a leading U.S. provider of insurance brokerage services, Cypress Insurance Group, Inc., a full service insurance agency, First Berkshire Hathaway Life Insurance Company and Connecticut Children’s Medical Center. Mr. Le Blanc is Chairman of the Board of The Warranty Group, a provider of warranty and service contracts, and Carestream Health, Inc., a provider of medical and dental imaging systems.
Prior to joining Onex in 1999, Mr. Le Blanc worked for Berkshire Hathaway for seven years. From 1988 to 1992, Mr. Le Blanc worked for General Electric.
Mr. Le Blanc’s breadth of experience on the boards of directors of several large public companies in the healthcare services industry underscores his tremendous contribution of operational knowledge and leadership skills to our board of directors. Mr. Le Blanc’s various directorships, including his service on the governance and compensation committees of several public companies, have provided him with valuable experience in crafting solutions to the complex issues faced by public companies operating within a dynamic regulatory and political environment.
For these reasons, our board of directors concluded that Mr. Le Blanc should serve as a director.

Bruce A. Yarwood. Mr. Yarwood has served as a member of our board of directors since February 2011. From August 2005 through December 2010, Mr. Yarwood served as the President and Chief Executive Officer of the American Health Care Association (AHCA), the nation’s largest association of long term and post-acute care providers. From 1989 until joining AHCA in 2005, Mr. Yarwood was a partner with Helmsin Yarwood & Associates, a management consulting and issues advocacy firm that served as a primary lobbyist for AHCA. During the 1970s Mr. Yarwood held executive positions with the California Department of Health and was responsible for the California Medicaid program, also known as Medi-Cal. Mr. Yarwood also serves on the board of directors of Specialized Medical Services, Inc., a respiratory supplies, oxygen delivery and respiratory therapy support company, of CFG Community Bank, a commercial bank in Maryland, and of the Foundation for the Future of Aging, a charitable foundation dedicated to improving the lives of older Americans and the disabled. Mr. Yarwood has over 36 years of management, operational and advocacy experience in the long term care industry.
Mr. Yarwood’s extensive experience and significant contacts within the long-term care industry and the regulatory authorities who oversee it are great assets to our company and led our board of directors to conclude that he should serve as a director. His deep understanding of the business and regulatory environments in which we operate makes him a great resource for our board of directors and management, and also allows him to offer a uniquely informed perspective on many of the items our company and board of directors are called upon to address.

CORPORATE GOVERNANCE
Our board of directors has adopted corporate governance guidelines that provide the framework for our overall governance practices. Our board has also adopted a code of conduct, which contains general guidelines for conducting our business that applies to all of our employees, including our principal executive officer, our principal financial officer, our principal accounting officer and our controller. See “— Code of Business Conduct and Ethics.” Our guidelines and code of conduct can be found on the corporate governance page in the investor information section of our website at www.skilledhealthcaregroup.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Board Leadership Structure
Our Chairman and Chief Executive Officer roles were recently separated in connection with the November 2013 retirement of Boyd Hendrickson, who had served since December 2005 as both Chairman of the Board and Chief Executive Officer. Mr. Fish joined us as Chief Executive Officer, and Mr. Shafer became our Chairman of the Board, when Mr. Hendrickson retired. Mr. Le Blanc served as our presiding non-employee director, lead director, during the time that the Chairman and Chief Executive Officer roles were combined. While our board of directors determined that balancing the combined role of Chairman and Chief Executive Officer with a lead director position was most appropriate for our company during the time that we employed that leadership structure, particularly in light of our status as a “controlled company,” the board determined that it was desirable to separate the positions when Mr. Fish joined us. Separating the positions enables Mr. Fish to focus more of his efforts on his operational leadership responsibilities. Additionally, having an independent director, such as Mr. Schafer, serve as Chairman of the Board facilitates meaningful participation of independent directors in the leadership of our board of directors, and provides the opportunity for an appropriate degree of oversight over our Chief Executive Officer and senior management. In light of the separation of the Chairman and Chief Executive Officer roles, our board has discontinued utilization of a separate lead director.
Five of our seven current directors are “independent” directors, as defined by New York Stock Exchange standards. To promote open discussion among our non-management directors, our independent directors meet regularly in executive sessions without management participation. Mr. Schafer, as Chairman of the Board, presides over our board meetings, including executive sessions of non-employee directors, and is able to set the agenda of the board meetings and executive sessions and take any follow-up action as he deems necessary.
The board recognizes the importance of regularly evaluating our particular circumstances to determine if our leadership structure continues to serve the best interests of us and our stockholders. To this end, the board from time to time has assessed, and will continue to assess, whether its leadership structure remains the most appropriate for our organization.

Board Independence
We are a “controlled company” as defined in applicable NYSE corporate governance rules. Our board of directors performs an analysis, at least annually, as to whether each member of our board of directors is independent. We have adopted the definition of “independence” set forth in applicable NYSE corporate governance rules.
For a director to be considered independent, our board of directors must determine that the director does not have any direct or indirect material relationship with us. Our board of directors has established guidelines to assist it in determining director independence, which conforms to the independence requirements in the NYSE listing requirements. In addition to applying these guidelines, our board of directors will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

Our board of directors makes and publicly discloses its independence determination for each director when the director is first elected to our board of directors and annually thereafter for all directors.
In accordance with our guidelines, our board of directors undertook its annual review of director independence in February 2014. During this review, our board of directors considered transactions and relationships between each director (including nominees for director), or any member of his or her immediate family, and us and our subsidiaries and affiliates in each of the most recent three completed fiscal years. Our board of directors also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder). Our board of directors considered that in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which some of our directors are or have been officers. Our board of directors also considered any relevant charitable contributions to not-for-profit organizations of which our directors or immediate family members are affiliated. In making its independence determinations, our board of directors considered all relationships between us and the director and the director’s family members.
As a result of this review, our board of directors has determined that Dr. Rosenstock and each of Messrs. Boxer, Puckett, Schafer and Yarwood is an independent member of our board of directors under the independence standards established in our corporate governance guidelines and the listing standards of the NYSE and has no material relationship with us that would impair such director’s independence. Each of Messrs. Le Blanc and Fish were determined to be not independent under the foregoing standards. Please see the relationships discussed under “Certain Relationships and Related Transactions” for a description of the other relationships considered by our board of directors.

Board Meetings
Our board of directors held 24 meetings during fiscal year 2013. During fiscal year 2013, all directors who were then serving attended at least 75% of the combined total of (i) all board meetings and (ii) all meetings of committees of our board of directors of which the director was a member. The Chairman of the Board or his designee, taking into account suggestions from other board members and executive officers, establishes the agenda for each board meeting and distributes it in advance to each member of our board of directors. Each board member is free to suggest the inclusion of items on the agenda and to raise additional discussion items at the meetings. Our board of directors regularly meets in executive session without management present. We have a policy that our directors will make reasonable efforts to attend the annual meeting of stockholders. Seven of our nine board members who were in office at the time of the 2013 annual meeting of stockholders attended that meeting.

Committees of the Board of Directors
Our board of directors maintains a standing Audit Committee, Corporate Governance, Quality and Compliance Committee and Compensation Committee. To view the charter of each of these committees, please visit the corporate governance page in the investor information section of our website at www.skilledhealthcaregroup.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
We are a “controlled company,” as that term is set forth in Section 303A of the NYSE Listed Company Manual, because more than 50% of our voting power for the election of directors is held by Onex Corporation and its affiliates. Under the NYSE rules, a “controlled company” may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of our board of directors consist of independent directors, (2) the requirement that the our nominating/corporate governance committee (i.e., our Corporate Governance, Quality and Compliance Committee) be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that our Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement for an annual performance evaluation of the Corporate Governance, Quality and Compliance Committee and the Compensation Committee. We elect to be treated as a controlled company and thus utilize some of these exemptions, as described below. At all times during 2013 we had a board of directors comprised of a majority of independent directors. Furthermore, a majority, but not all, of the members of our Corporate Governance, Quality and Compliance Committee and our Compensation Committee were independent directors in 2013. Currently all of the members of our Corporate Governance, Quality and Compliance Committee are independent directors.

The membership of our standing committees as of the March 12, 2014 record date is as follows:

Director	Independent Under NYSE Standards	Audit Committee	Corporate Governance, Quality and Compliance Committee	Compensation Committee
Glenn S. Schafer.....................................	Yes	*		*
M. Bernard Puckett.................................	Yes	*		“C”
Robert M. Le Blanc................................	No			*
Michael E. Boxer....................................	Yes	“C”	*
Linda Rosenstock, M.D. ........................	Yes		“C”
Bruce A. Yarwood...................................	Yes		*	*
___________________
* Member
“C” Chair

Audit Committee
We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accounting firm and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accounting firm (when appropriate), our audited and unaudited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.
In fiscal year 2013, Michael E. Boxer (Chair), M. Bernard Puckett and Glenn S. Schafer were the members of the Audit Committee. Our board of directors has determined that all Audit Committee members are financially literate under the current listing standards of the NYSE and are independent under the NYSE standards and the requirements of SEC Rule 10A-3. Our board has also determined that Mr. Boxer qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act of 1934, as amended, or the Exchange Act. During fiscal year 2013, the Audit Committee held four meetings.
Corporate Governance, Quality and Compliance Committee
We have a standing Corporate Governance, Quality and Compliance Committee, or Corporate Governance Committee. In fiscal year 2013, Dr. Linda Rosenstock, Jose C. Lynch, Bruce A. Yarwood and Michael E. Boxer were the members of the Corporate Governance Committee. Mr. Lynch resigned from our company (including the board) in January 2014 to pursue other professional opportunities. Our board has determined that Dr. Rosenstock and Messrs.  Yarwood and Boxer qualify as independent directors under the NYSE standards. During fiscal year 2013, the Corporate Governance Committee held four meetings.
The purpose of the Corporate Governance Committee is to make recommendations concerning the size and composition of our board and its committees, oversee and evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, evaluate our board and management, and review and oversee our policies and procedures that support and enhance the quality of care provided by our affiliates and compliance with applicable laws, regulations and industry guidelines. The Corporate Governance Committee is responsible for annually considering the appropriate skills and characteristics required of board members in the context of the current make-up of our board of directors and its committees, and making board composition and nomination recommendations to the board of directors.
Our entire board of directors is responsible for nominating members for election to our board of directors and for filling vacancies on our board of directors that may occur between annual meetings of the stockholders. The Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire board for prospective board membership. In evaluating the suitability of individuals, the Corporate Governance Committee considers many factors, including:

•	good judgment, honesty, high ethics and standards of integrity, fairness and responsibility;

•
experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company;

•	experience in our industry and with relevant social policy concerns;

•	understanding of our business on a technical level;

•	experience as a board member of another publicly held company;

•	academic expertise in an area related to our operations;

•	practical and mature business judgment, including ability to make independent analytical inquiries; and

•	the ability to represent the interests of our stockholders and exercise sound business judgment.

When formulating its board membership recommendations, the Corporate Governance Committee also considers any advice and recommendations offered by other board members. The Corporate Governance Committee may also review the composition and qualification of the board of directors of our competitors or other companies and may seek input from industry experts.
In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers our board of directors’ and each committee’s annual performance self-evaluation, which address the directors’ attendance at meetings and participation in and contributions to the activities of our board of directors and the like. All existing directors are encouraged to attend director education courses or seminars periodically and the Corporate Governance Committee considers continuing education to be an important attribute for continuing service on the board.
The Corporate Governance Committee evaluates each individual in the context of our board of directors as a whole, with the objective of recommending a group that can best perpetuate success for our company and represent stockholder interests through the exercise of sound judgment. Included in this evaluation is a consideration of the diversity each director or nominee brings to our board, with diversity reflecting varied industry and professional experience, gender, ethnicity and viewpoints, as applicable.
The Corporate Governance Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Other Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.
Compensation Committee
We have a standing Compensation Committee. In fiscal year 2013 the members of the Compensation Committee were Glenn S. Schafer (Chair until November 2013), Robert M. Le Blanc, M. Bernard Puckett (Chair beginning in November 2013) and Bruce A. Yarwood. Our board has determined that Messrs. Schafer, Puckett and Yarwood qualify as independent directors under applicable NYSE standards. Mr. Le Blanc, who is not an independent director under applicable NYSE standards, typically abstains from committee votes on executive compensation that is intended to be performance-based and on similar matters. The Compensation Committee held five meetings in fiscal year 2013.
The Compensation Committee reviews and establishes our compensation philosophy, the compensation of our Chief Executive Officer, and the compensation of all other officers who earn a base salary of $250,000 or more. The Compensation Committee also has direct access to third party compensation consultants, and reviews any grant of stock options, restricted stock or other equity awards to eligible employees under our equity incentive plans.
The Compensation Committee also makes recommendations to our board with respect to our incentive-compensation plans and equity-based plans and reviews and approves all executive officers’ employment agreements and severance arrangements. The Compensation Committee also manages and periodically reviews all annual bonus, long-term incentive compensation and equity incentive plans (including restricted stock plans, long-term incentive plans, management incentive plans and others). The Compensation Committee also determines annually (typically during the first quarter) the annual cash bonuses to be awarded to our executive officers and certain members of senior management based upon pre-established financial performance criteria set under our annual performance bonus program. To assist the Compensation Committee, our Chief Executive Officer may make recommendations regarding our other executive officers’ compensation based on his evaluation of the performance of each other executive officer against objectives established at the beginning of each year, the officer’s scope of responsibilities, our financial performance, retention considerations and general economic and competitive conditions.
In addition, the Compensation Committee has the authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. The Compensation Committee has engaged Pearl Meyer & Partners, LLC, which we refer to as the consultant, to advise the Compensation Committee on an ongoing basis as an independent compensation consultant. The consultant reports directly to the Compensation Committee. While conducting assignments, the consultant interacts with our management when appropriate. Specifically, our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary and our senior human resources personnel interact with the consultant from time to time to provide relevant company and executive compensation data. In addition, the consultant may seek feedback from the Chairman of the Compensation Committee, other members of our board of directors or the Chief Executive Officer regarding its work prior to presenting study results or recommendations to the Compensation Committee. The consultant, when invited, attends meetings of the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and the projects to be performed by the consultant. During late 2012 and early 2013, the consultant, at the request of the Compensation Committee, performed a comprehensive review of the competitiveness of our senior management and non-employee director compensation programs. The Compensation Committee may engage the consultant to conduct additional reviews of our senior management compensation programs in the future.
After review and consultation with the consultant, the Compensation Committee has determined there is no conflict of interest resulting from retaining the consultant currently or during the year ended December 31, 2013.  In reaching this conclusion, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act.

Risk Oversight
While our board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for overseeing specific areas of risk management, as set forth below. The committees periodically provide updates to the board of directors regarding significant risk management issues and related matters.

Committee	Primary Risk Oversight Responsibility
Audit Committee	Overseeing financial risk, capital risk and financial compliance risk and internal controls over financial reporting.
Compensation Committee	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers, as further discussed below.
Corporate Governance, Quality and Compliance Committee
Evaluating each director’s independence and the effectiveness of our Corporate Governance Guidelines and Code of Conduct, overseeing management’s succession planning and overseeing quality of care and regulatory compliance risks.

We continue to utilize and refine our Enterprise Risk Management, or ERM, program. Employing an ERM program has enabled us to formalize our risk governance procedures and risk philosophy, as well as identify and assess enterprise risks and their potential impact and likelihood of occurrence. Our board of directors plays an important role in the oversight of the ERM program, including overseeing the ERM dashboard, one of the mechanisms that is used to monitor the degree of risk associated with our business and helps management manage risk. The ERM program has been designed to be dynamic so that management may respond to a broad range of potential risks on an ongoing basis. Currently, our board of directors receives periodic reports on management’s ERM initiatives, including a baseline identification, prioritization and assessment of potential risks in the areas of operations, regulatory, finance, human resources, strategy, legal and technology. An additional component of the reports to our board of directors is the presentation of proposed responses to identified risks, planning and implementation of control activities designed to mitigate identified or potential risks, and an evaluation of the achievement of objectives established through our ERM dashboard.

Communication with the Board of Directors
Interested persons, including our stockholders, may communicate with our board of directors, including the non-management directors, by sending a letter to our Corporate Secretary at our office located at 27442 Portola Parkway, Suite 200, Foothill Ranch, CA 92610. Our Corporate Secretary will submit all correspondence to our Chairman and to any specific director(s) to whom the correspondence is directed.
Code of Business Conduct and Ethics
We maintain a code of business conduct and ethics (entitled “Skilled Healthcare Group Code of Conduct”), which is applicable to our directors, officers and employees and any independent contractors performing functions similar to those of employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. You can access our code of business conduct and ethics, free of charge, on the corporate governance page in the investor information section of our website at www.skilledhealthcaregroup.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement. In the event of any future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, we intend to disclose such amendments or waivers at the same location on our website identified above.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
The following table shows ownership of our common stock as of March 12, 2014, based on 23,893,020 shares of Class A common stock and 15,515,050 shares of Class B common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of any class of our capital stock; (ii) each director; (iii) our Chief Executive Officer, our Chief Financial Officer, each of our other three most highly compensated executive officers for the year ended December 31, 2013, and each other person who served as our Chief Executive Officer and Chief Financial Officer in 2013 (collectively, the “Named Executive Officers”); and (iv) all of our current directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

	Shares Beneficially Owned
	Shares of Class A Common Stock (1)	Rights to Acquire Class A Common Stock (2)	Class A Percentage	Shares of Class B Common Stock	Class B Percentage	Percentage of Outstanding Vote
Stockholders holding 5% or more:
Onex Corporation(3).................................	--	--	--	14,750,623	95.1%	82.4%
Invesco Ltd.(4)..........................................	1,957,800	--	8.2%	--	--	*
Black Rock, Inc.(5)....................................	1,315,026	--	5.5%	--	--	*
LSV Asset Management(6).......................	1,676,761	--	7.0%	--	--	*
The Vanguard Group, Inc.(7).....................	1,096,881	--	4.6%	--	--	*
Directors:
Michael E. Boxer.......................................	27,337	44,460	*	16,584	*	*
Robert H. Fish...........................................	800,000	--	3.3%	--	--	*
Robert M. Le Blanc(8)..............................	--	--	--	14,750,623	95.1%	82.2%
M. Bernard Puckett....................................	7,307	56,911	*	--	--	*
Linda Rosenstock, M.D. ...........................	8,125	44,660	*	--	--	*
Glenn S. Schafer .......................................	35,586	56,911	*	5,917	*	*
Bruce A. Yarwood......................................	31,660	--	*	--	--	*
Other Named Executive Officers:
Christopher N. Felfe..................................	68,008	8,664	*	--	--	*
Roland G. Rapp.........................................	444,009	174,383	2.6%	--	--	*
Laurie A. Thomas......................................	38,133	2,617	*	--	--	*
Boyd W. Hendrickson (former CEO)........	1,020,051	136,629	4.8%	--	--	*
Jose C. Lynch (former COO).....................	677,076	248,667	3.9%	--	--	*
Devasis Ghose (former CFO)....................	230,635	--	1.0%	--	--	*
All current executive officers and directors as a group (14 persons)	3,419,205	774,102	17.6%	14,773,124	95.2%	84.8%
____________________
* Less than 1%

(1)
Includes shares of unvested restricted Class A common stock as follows: Robert H. Fish — 800,000; Christopher N. Felfe — 10,510; Roland G. Rapp — 36,543; Laurie A. Thomas — 29,058; and shares of unvested restricted Class A common stock held by all current executive officers and directors as a group — 898,235.

(2)
With respect to our executive officers, represents shares of Class A common stock which the person has a right to acquire upon exercise of options that are vested as of March 12, 2014 or will vest within sixty (60) days thereafter. With respect to our non-employee directors, represents shares of Class A common stock which the person has a right to acquire upon vesting of restricted stock units, or RSUs, which are vested as of March 12, 2014 or will vest within sixty (60) days thereafter, and for which receipt has been deferred by certain of the non-employee directors until the director’s date of separation from our board of directors or until another date more than 60 days after March 12, 2014. Shares of Class A common stock subject to options which are currently exercisable or which will become exercisable within sixty (60) days of March 12, 2014 or subject to RSUs which are currently vested or which will become vested within sixty (60) days of March 12, 2014 are deemed to be beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(3)
According to the Schedule 13D filed with the SEC on September 13, 2012 by (i) Onex Corporation, an Ontario, Canada corporation (ii) Onex Partners LP, a Delaware limited partnership, (iii) Onex US Principals LP, a Delaware limited partnership, (iv) Onex Real Estate Holdings III Inc., a Delaware corporation, (v) Onex Skilled Holdings II Limited SARL, a Luxembourg company, and (vi) Gerald W. Schwartz. Onex Corporation is the sole stockholder of Onex Partners GP, Inc., which is the general partner of Onex Partners GP LP, which is the general partner of Onex Partners LP. Onex Corporation owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP. Mr. Schwartz is the Chairman, President and Chief Executive Officer of Onex Corporation and owns shares representing a majority of the voting rights of the shares of Onex Corporation and, as such, has voting and investment power with respect to, and accordingly may be deemed to own beneficially, all of the shares of our Class B common stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims beneficial ownership of all of the shares except to the extent of his pecuniary interest therein. Onex Corporation is deemed to beneficially own and has shared voting and dispositive power over all of such shares. Includes: 11,293,552 shares beneficially owned by Onex Partners LP as to which it is deemed to have shared power to vote and direct the disposition, 68,820 shares beneficially owned by Onex US Principals LP as to which it is deemed to have shared power to vote and direct the disposition, 3,388,251 shares beneficially owned by Onex Real Estate Holdings III Inc. as to which it is deemed to have shared power to vote and direct the disposition and 3,191,536 shares beneficially owned by Onex Skilled Holdings II Limited SARL as to which it is deemed to have shared power to vote and direct the disposition. The addresses are: Onex Corporation and Gerald Schwartz — 161 Bay Street P.O. Box 700, Toronto, Ontario, M5J 2S1, Canada; Onex Partners LP— 112 Fifth Avenue, New York, New York 10019; Onex US Principals LP and Onex Real Estate Holdings III Inc. — 421 Leader Street, Marion, Ohio 43302; and Onex Skilled Holdings II Limited SARL — 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand-Duchy of Luxembourg.

(4)
According to the Schedule 13G filed with the SEC on February 11, 2014 by Invesco Ltd., a Bermuda company. Includes 1,957,800 shares of our Class A common stock as to which Invesco Ltd. has sole power to vote or direct the vote, and 1,957,800 shares of our Class A common stock of which it has the sole power to dispose or direct the disposition of. The address for Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309.

(5)
According to the Schedule 13G/A filed with the SEC on January 30, 2014 by BlackRock, Inc., a Delaware corporation and an investment adviser (“BlackRock”). Includes 1,291,139 shares of our Class A common stock as to which BlackRock has sole power to vote or direct the vote, and 1,315,026 shares of our Class A common stock of which it has the sole power to dispose or direct the disposition of. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(6)
According to the Schedule 13G filed with the SEC on February 8, 2012 by LSV Asset Management, a Delaware corporation and an investment adviser (“LSV”). Includes 1,676,761 shares of our Class A common stock as to which LSV has sole power to dispose or direct the disposition of. This amount includes 776,261 shares of our Class A common stock as to which LSV has sole power to vote or direct the vote. The address for LSV is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

(7)
According to the Schedule 13G/A filed with the SEC on February 12, 2013 by The Vanguard Group, Inc., a Pennsylvania corporation and an investment advisor (“Vanguard”). Includes 19,538 shares of our Class A common stock as to which Vanguard has sole power to vote or direct the vote and shared power to dispose or direct the disposition of, and 1,077,343 shares of our Class A common stock as to which Vanguard has sole power to dispose or direct the disposition of. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(8)	Mr. Le Blanc serves as a Managing Director of Onex Corporation. As a result, Mr. Le Blanc may be deemed to beneficially own the shares of Class B common stock beneficially owned by Onex Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2013 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a), except that, due to an administrative oversight, Mr. Yarwood filed a late Form 4 in February 2013 to report the settlement of an RSU.

Equity Compensation Plan Information
The following table provides information, as of December 31, 2013, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Plans approved by stockholders...............	1,092,655	$8.54	1,238,978
Plans not approved by stockholders........	—	—	—
Total.........................................................	1,092,655	$8.54	1,238,978
___________________________

(a)
Represents options to purchase 794,645 shares of common stock and restricted stock units covering 298,010 shares of common stock in each case outstanding as of December 31, 2013 under the Amended and Restated Skilled Healthcare Group, Inc. 2007 Incentive Award Plan, or the 2007 Plan.

(b)
Represents the weighted-average exercise price of outstanding options under the 2007 Plan. No exercise price is payable in connection with the issuance of shares covered by the restricted stock units outstanding as of December 31, 2013.

(c)
Represents the number of shares remaining available for issuance under the 2007 Plan as of December 31, 2013. As of March 12, 2014, 1,556,341 shares remained available for issuance under the 2007 Plan.

OUR EXECUTIVE OFFICERS
The following sets forth biographical information regarding our executive officers (as defined in applicable SEC rules) as of March 12, 2014, other than Mr. Fish, whose biographical information is set forth above under “Director Biographical Information.”
Christopher N. Felfe, 49, Chief Financial Officer. Mr. Felfe has served as our Chief Financial Officer since February 2014. He served as our Acting Chief Financial Officer from August 2013 until February 2014. Prior to that time, Mr. Felfe served as our Senior Vice President, Finance and Chief Accounting Officer since August 2007, and as our Controller from September 2006 to August 2007. From 2003 to 2006, Mr. Felfe served as Corporate Controller of Sybron Dental Specialties, Inc., a manufacturer of products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology. From 2000 to 2002, Mr. Felfe served as Corporate Controller of Datum Inc., a supplier of precise timing solutions for telecommunications and other applications.
Roland G. Rapp, 52, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary. Mr. Rapp has served as our Executive Vice President, General Counsel and Secretary since March 2002. He has more than 30 years of experience in the healthcare and legal sectors. From June 1993 to March 2002, Mr. Rapp was the Managing Partner of the law firm of Rapp, Kiepen and Harman, and was Chief Financial Officer for SR Management Services, Inc. from November 1995 to March 2002, both based in Pleasanton, California. His law practice centered on healthcare law and primarily focused on long-term care. Prior to practicing law, Mr. Rapp served as a nursing home administrator and director of operations for a small nursing home chain. Mr. Rapp also served as the elected Chairman of the Board for the California Association of Health Facilities (the largest State representative of nursing facility operators) from November 1999 to November 2001 and currently serves on its Governmental Relations Committee, Strategic Planning Committee and Legal Sub-Committee. Mr. Rapp currently serves on the American Health Care Association Council for Post-Acute Care and its Legal Committee, and served as Chair of its Legal Committee from December 2009 through December 2013.
Laurie Thomas, 53, President, Ancillary Business. Ms. Thomas has served as President, Ancillary Business, since September 2013. In that position, she provides leadership support to our affiliated hospice, home health and rehabilitation therapy business lines. Prior to that time, she served as President and Chief Operating Officer of Hallmark Rehabilitation GP, LLC, one of our consolidated subsidiaries, since February 2012. She previously joined Hallmark Rehabilitation GP, LLC to serve as its Chief Operating Officer in December 2010. From January 2002 until December 2010, Ms. Thomas served in management roles with RehabCare, most recently as Senior Vice President of Operations. Ms. Thomas has over 26 years of experience in the healthcare industry.
John T. Mitchell, 38, Senior Vice President of Legal Affairs and Chief Compliance Officer. Mr. Mitchell has served as our Senior Vice President of Legal Affairs since January 2011 and as our Chief Compliance Officer since August 2013. From 2002 until he joined us, Mr. Mitchell was in private practice, representing companies in a variety of industries, including healthcare, in corporate, securities and mergers and acquisitions matters.

EXECUTIVE COMPENSATION

Named Executive Officers

This Compensation Discussion & Analysis describes our executive compensation programs for our 2013 fiscal year Named Executive Officers, who were:

•	Robert H. Fish, Chief Executive Officer (beginning in November 2013)

•	Boyd W. Hendrickson, Chief Executive Officer (until November 2013)

•	Jose C. Lynch, President and Chief Operating Officer (until January 2014)

•	Devasis Ghose, Executive Vice President, Treasurer and Chief Financial Officer (until July 2013)

•	Christopher N. Felfe, Chief Financial Officer (beginning in July 2013)

•	Roland G. Rapp, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

•	Laurie A. Thomas, President, Ancillary Business

Executive Compensation Highlights

At our annual stockholder meeting in 2013, our stockholders approved the advisory vote on executive compensation of our Named Executive Officers, with an approval rating of over 99% of votes cast. In light of this support and continued regulatory and reimbursement challenges facing our business, the Compensation Committee did not change the overall design of our compensation programs during 2013. The Compensation Committee took a measured approach by not increasing any base salaries, bonus opportunities or target equity award values for our Named Executive Officers, other than, in the case of Mr. Felfe and Ms. Thomas, in connection with their mid-year promotions.

Good Governance and Best Practices

We are committed to strong governance standards for our compensation programs, as evidenced by the practices and policies listed below.

•	Named Executive Officers do not receive any additional severance benefits upon a change in control.

•	Our annual performance bonus program emphasizes quality care and risk mitigation by providing:

▪	for a reduction in the size of the total bonus pool and of each individual’s bonus opportunity following the decertification of any facility or agency, as applicable;

▪	the Compensation Committee with the authority to recoup performance-based compensation in the event of a material restatement of our financial statements; and

▪	a cap on the amount of bonus a Named Executive Officer may earn based on our achievement of certain corporate performance objectives.

•
Historically, our equity incentives consisted primarily of long-term performance-based awards; for 2013, other than awards made in connection with promotions, our equity incentives consisted entirely of long-term performance-based awards.

•	We maintain meaningful stock ownership guidelines that are intended to align our executives’ long-term interests with those of our stockholders and discourage excessive risk-taking.

Compensation Discussion and Analysis
Role of the Compensation Committee
The Compensation Committee of our board of directors develops our executive compensation policies and determines the amounts and elements of compensation for our Named Executive Officers. Our Named Executive Officers for our fiscal year 2013 are listed above.
The Compensation Committee currently consists of three independent directors and one non-independent director as defined under NYSE rules. The Compensation Committee’s duties and responsibilities include evaluating executive, non-employee director and non-executive compensation plans, policies and programs for us and our subsidiaries. The Compensation Committee’s function is described in detail in its charter, which has been approved by our board of directors.
Compensation Philosophy & Objectives
We believe that compensation should reinforce business performance and attract, retain and reward the performance of executives and employees who we believe are critical to our success. Our philosophy and approach to compensation seeks to:

•	Provide competitive total compensation opportunities that allow us to attract, retain and motivate critical executive talent;

•	Tie a significant portion of executive compensation to company and individual performance via short- and long-term incentive programs and equity awards; and

•
Provide incentives, particularly equity incentives, that align our executives’ and employees’ interests with those of our stockholders, creating an ownership culture focused on building our long-term value.

 We monitor achievement of these strategies and our competitive posture relative to the market through the market review process described below under “— Determination of Forms and Amounts of Compensation — Compensation Levels and Market Competitiveness Review.”
Compensation Structure
Although the structure may vary over time, our executive compensation program has four main components:

•	Base salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise and individual performance;

•
Annual cash bonus — variable cash incentive compensation designed to reward attainment of company and individual performance objectives, with target award opportunities expressed as a percentage of base salary

•
Long-term equity incentives — stock-based awards, including stock options and restricted stock, and performance-vested restricted stock that reflect the performance of our common stock, align executive officer and stockholder interests and encourage executive retention during the vesting period; and

•	Benefits and limited perquisites — including severance benefits, insurance benefits and certain other perquisites.

We believe that the elements of compensation identified above produce a well-balanced mix of security-oriented, retentive and at-risk compensation through base salary, benefits and perquisites and both short- and long-term performance incentives. Base salary, benefits and perquisites provide our executives with a measure of security as to the minimum level of remuneration they will receive. The annual cash incentive and long-term equity incentive components are intended to motivate the executive to focus on the business metrics that will produce a high level of value creation over the long-term. We believe that this approach not only leads to increases in stockholder value and long-term wealth creation for our executives, but also reduces the risk of losing critical executives to our competitors.
We consider the following factors when determining the allocation among current and long-term (equity) and cash and non-cash compensation each year: our short and long-term business objectives, our compensation philosophy, competitive trends within our industry and the importance of creating a performance-based environment that ties a significant portion of each executive’s compensation to the achievement of performance targets and increasing stockholder value. When considering a proposed compensation package for an executive or key employee, we consider the compensation package as a whole, as well as each element of total compensation individually.
Determination of Forms and Amounts of Compensation
The level and mix of compensation for our Named Executive Officers is also determined based on the Compensation Committee’s understanding of compensation levels for similar positions in the industry and the marketplace at large.
Compensation Consultants
The Compensation Committee has the authority to engage the services of independent compensation consultants to provide advice in connection with making executive compensation determinations. In late 2012, the Compensation Committee retained Pearl Meyer & Partners, LLC (“PM&P”) to conduct a compensation review of our then-current executive officers, including the Named Executive Officers who were with our company at that time. PM&P delivered its report (the “2013 Report”) to the Compensation Committee in early 2013. The 2012/2013 engagement built on previous compensation reviews and advice that PM&P had periodically provided to the Compensation Committee since 2007. The 2013 Report was a comprehensive review of all components of our executive compensation programs. From time to time, PM&P also provides the Compensation Committee with guidance regarding the administration of our executive compensation programs. The 2013 Report did not impact the Compensation Committee’s executive compensation decisions for 2013, which largely continued the compensation programs unchanged, in both types and potential amounts of compensation, from 2012. The Compensation Committee also consulted with PM&P from time to time later in 2013, including in conjunction with our hiring of Mr. Fish to serve as our Chief Executive Officer in late 2013 and establishing his compensation.
While conducting assignments, PM&P interacts with our management when appropriate. Specifically, our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary and our senior human resources personnel interact with PM&P to provide relevant company and executive compensation data. In addition, PM&P may seek feedback from the chairman of the Compensation Committee, other members of our board of directors or our Chief Executive Officer in connection with PM&P’s work prior to presenting study results or recommendations to the Compensation Committee.
In the years PM&P has been retained, PM&P has provided only services directed by the Compensation Committee related to executive compensation and services directed by the Corporate Governance Committee related to director compensation. PM&P has not provided any other services to us.
Market Competitiveness Review
In preparing the 2013 Report, competitive compensation levels were analyzed utilizing a combination of data reported for a peer group of industry competitors and compensation survey data. The survey data augmented the peer group data in order to develop “market consensus” compensation levels for each applicable executive. Market consensus levels generally represented an equal (50%/50%) blend of peer group and survey data. The Compensation Committee historically has targeted total direct compensation between the 50th and 75th percentile market levels for our top executives as a group, assuming company, business unit and individual performance objectives are met at target levels.
Peer Group/Market Levels. For the 2013 Report, peer group data was analyzed from public filings (i.e., peers’ proxy statements reporting on fiscal year 2011 compensation) for specific companies that the Compensation Committee considered appropriate comparisons for the purposes of evaluating the market competitiveness of our executive compensation. Our management and the Compensation Committee worked with PM&P to develop a list of peer companies that the Compensation Committee determined to be appropriate to include in our peer group because they are similar to us in terms of industry and size. The peer group included companies with retirement/aged care, medical nursing homes, medical outpatient/home medicine, and/or physical therapy/rehabilitation center operations, with comparable market capitalization and revenues. The following companies comprised our peer group for purposes of the 2013 Report:

Advocat, Inc. Amedisys, Inc. Brookdale Senior Living, Inc. Capital Senior Living, Inc. Emeritus Corp. Ensign Group, Inc.	Five Star Quality Care Inc. Gentiva Health Services, Inc. LHC Group, Inc. Lincare Holdings, Inc. National Healthcare Corp. Sun Healthcare Group Inc. Sunrise Senior Living, Inc.

The median market capitalization of our peer group was approximately $453 million as of October 31, 2012. The trailing twelve month revenue of our peer group ranged from approximately $298 million to approximately $2.7 billion, with the median revenue of the peer group being approximately $1.4 billion. Our market capitalization was approximately $307 million, and our trailing twelve month revenue was approximately $868 million, as of October 31, 2012. Additionally, two other companies, Kindred Healthcare, Inc. and Select Medical Corp., were considered for comparisons to certain features of our annual incentive and long-term incentive programs, as well as equity share utilization and ownership. Those two companies are in our industry, but are considerably larger than we are, and therefore including them for comparison purposes was deemed useful and appropriate for some portions of the review but not for others.

As discussed above, compensation survey data augmented the peer group data in order to develop “market consensus” compensation levels for each applicable executive.

The survey data were based on five surveys, including the following two published compensation surveys, plus two private survey sources of executive compensation data from companies across all industries, and an additional private survey source of manager and executive compensation in hospitals and health systems:

•	Towers Watson – 2012 Top Management Compensation (all industries); and

•	Mercer — 2011 Integrated Health Network Compensation (hospital/facility system).

PM&P matched our executive officer positions to survey data for the comparable positions at organizations whose revenue level was similar to ours. Equal weighting was given to the general and healthcare industry survey sources.

The results of the 2013 competitive review indicated that total target direct compensation — base salaries, annual target performance-based bonuses and the annual value of long-term incentive/equity awards — for our Named Executive Officers as a group (all five positions combined) was close to the 50th percentile market level. In addition, the 2013 Report indicated that, in the aggregate but with some variation by position, our executive officers’:

•	Base salaries were at approximately the 50th percentile market level;

•	Actual bonuses for 2011 (the most recent year then available) fell between the market 50th and 75th percentile market level;

•	Target bonuses approximated the market 75th percentile for actual bonuses, but their target bonus percentages were generally aligned with market 50th percentile target bonuses;

•	Actual cash compensation was approximately 6% above the market 50th percentile;

•	Target total cash compensation was approximately 12% below the market 75th percentile actual total cash compensation;

•	Long-term incentive award values for 2012 were approximately 21% below the market 50th percentile;

•	Actual total direct compensation was approximately 7% below the market 50th percentile; and

•	Target total direct compensation is at approximately the market 50th percentile.
In making its Named Executive Officer compensation decisions for 2013, the Compensation Committee considered the information contained in the 2013 Report. Consistent with 2012, the Compensation Committee did not significantly alter the compensation programs applicable to our Named Executive Officers from the programs that were previously established by the Compensation Committee. Salaries and target bonus levels for the Named Executive Officers were not changed from 2012, other than in connection with mid-year promotions for Mr. Felfe and Ms. Thomas.
 Management Involvement
The Compensation Committee sometimes requests certain of our senior executives, including our Chief Executive Officer, to be present at Compensation Committee meetings where executive compensation and company, business unit and individual performance are discussed and evaluated. Executives may provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only Compensation Committee members vote on decisions made regarding executive compensation, and in some instances only the independent members of the Compensation Committee vote on applicable matters. Compensation decisions for all the Named Executive Officers are made by the Compensation Committee. To supplement their deliberations and analysis regarding executive compensation, the Compensation Committee from time to time requests that our Chief Executive Officer provide recommendations or input regarding other Named Executive Officers’ compensation, based on his evaluations of the other Named Executive Officers’ performance relative to their individual performance objectives established under our annual performance bonus program and in consideration other past achievements and other subjective factors. The Compensation Committee from time to time requests that the Chief Executive Officer provide a self-assessment of his performance as well.

2013 Named Executive Officer Compensation
Total compensation for our Named Executive Officers consists of base salary, annual cash performance bonus and equity awards.
Base Salary
Base salary levels and any adjustments to those levels for each individual Named Executive Officer are reviewed each year by the Compensation Committee, and may be based on factors such as our overall performance, new roles and/or responsibilities assumed by the Named Executive Officer, the performance of the Named Executive Officer’s area of responsibility, the Named Executive Officer’s impact on strategic goals, the length of service with us, whether our employees in general have recently received wage increases, or revisions to our compensation philosophy. However, no specific weighting is applied to any one factor and the process ultimately relies on the subjective judgment of the Compensation Committee. The Compensation Committee determined to not increase the base salaries of our Named Executive Officers in 2013, other than in connection with mid-year promotions for Mr. Felfe and Ms. Thomas. Messrs. Ghose and Hendrickson’s service as officers of our company ended in July and November 2013, respectively. The salary amounts reflected in the table are annualized amounts.

Name	2012 Base Salary		2013 Base Salary(1)
Robert H. Fish............................................................................................	$	n/a	$700,000
Boyd W. Hendrickson.................................................................................		$695,000	No change
Jose C. Lynch.............................................................................................		$540,000	No change
Devasis Ghose............................................................................................		$425,000	No change
Christopher N. Felfe...................................................................................		$250,000	$250,000/325,000
Roland G. Rapp..........................................................................................		$400,000	No change
Laurie A. Thomas.......................................................................................		$299,000	$299,000/340,000

(1)	Mr. Felfe and Ms. Thomas received mid-year promotions. The 2013 base salaries for those individuals, as reflected in the table, are on a pre/post promotion basis.
The Compensation Committee determined in February 2014 that the base salaries of the Named Executive Officers who were still employed with us would not be increased for 2014, other than for Ms. Thomas, whose base salary was increased to $375,000 in light of the further assessment of the significantly increased roles and responsibilities that she assumed in connection with her promotion in late 2013.
Annual Performance Bonus Program
We believe that annual performance-based cash bonuses play an important role in providing incentives to our executives to achieve near-term performance goals. Our Named Executive Officers are eligible to receive cash bonuses based upon the achievement of certain company and individual objectives under our Annual Performance Bonus Program, or Performance Program. The Compensation Committee determines a target bonus as a percent of base salary for the Named Executive Officers.
At the beginning of each year, the Compensation Committee establishes a detailed set of company and individual performance objectives applicable to each executive based on company and individual objectives established as part of the annual operating plan process. With respect to executive level new hires and mid-year promotions, the Compensation Committee establishes a similar set of individual performance objectives in connection with their hire or promotion (if applicable). The Compensation Committee works with the Chief Executive Officer to develop final performance goals that are set at levels the Compensation Committee believes are challenging, but reasonable, for management to achieve. At the end of each year, the Compensation Committee determines the level of achievement for each performance goal and determines the resulting bonus levels. Actual bonuses are approved by the Compensation Committee and typically paid to the executives in the first quarter of the subsequent fiscal year.
2013 Target Bonus Opportunities

In the first quarter of 2013, the Compensation Committee approved the Performance Program for calendar year 2013. The table set forth below shows target bonus opportunities as a percentage of each Named Executive Officer’s base salary. Of the applicable target bonus percentage, 50% was based on the achievement of company financial objectives and 50% was based on the achievement of individual objectives, which included operational objectives and quality and compliance objectives related to the particular participant’s area of oversight. Mr. Ghose’s bonus eligibility was prorated due to the fact that his employment ended in July 2013. For Mr. Felfe, since his promotion to Chief Financial Officer was effective in July 2013, his target bonus potential was prorated based on his pre-promotion salary level and his post-promotion salary level. Mr. Fish joined our company in November 2013, and as such he did not participate in the Performance Program for 2013, but his target opportunity for 2014 is 100% of his base salary.

Name	Target Bonus Opportunity (% of Base Salary)
Boyd W. Hendrickson.....................................................................	100%
Jose C. Lynch..................................................................................	75%
Devasis Ghose.................................................................................	60%
Christopher N. Felfe........................................................................	40%
Roland G. Rapp...............................................................................	60%
Laurie A. Thomas............................................................................	50%

2013 Performance Objectives and Criteria

The performance objectives under our 2013 Performance Program were established for the following three major areas:

•
2013 adjusted earnings per diluted share, or adjusted EPS (in addition, Ms. Thomas was eligible to receive a bonus based on our rehabilitation therapy segment achieving a specified adjusted EBITDA target in 2013);

•	working capital as a measure of days sales outstanding, or DSO, targets individualized for each executive’s areas of responsibility; and

•	individual objectives that were tailored to each executive’s role, as noted above.

Adjusted EPS. Given the emphasis that stockholders place on earnings per share, or EPS, and the potential effect EPS performance may have on our stockholder value, the Compensation Committee utilized an adjusted EPS measure as the performance criteria for determining a portion of the 2013 cash bonuses for our Named Executive Officers as illustrated by the table below. We define adjusted EPS as net income/loss (determined in accordance with generally accepted accounting principles, or GAAP) per diluted share, adjusted for gains/losses on asset sales, discontinued operations, provision for income taxes and other items that we believe are not indicative of our underlying business performance. For 2013, adjusted EPS included adjustments for debt modification/retirement costs, legal expense for non-routine matters, organization restructure costs, impairment of long-lived assets, and closure of a California home health agency.

Adjusted EBITDA (Laurie Thomas). For Ms. Thomas, an adjusted EBITDA measure of performance for our rehabilitation therapy segment was selected as an additional performance criteria because the Compensation Committee determined it to be a relevant indicator of the operational achievements of our that segment, which is a key focus of Ms. Thomas’ position. We define EBITDA as net income/loss (determined in accordance with generally accepted accounting principles) before depreciation, amortization, interest expense (net of interest income) and provisions for income taxes, and adjusted EBITDA as EBITDA adjusted for discontinued operations, gains/losses on asset sales, changes in accounting principle, debt retirement costs and other items that we believe are not indicative of our underlying business performance.

Adjusted EBITDA and adjusted EPS are non-GAAP measures. For a reconciliation of these measures to their GAAP counterparts, see Item 6 (Selected Financial Data) of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2014 (in the case of adjusted EBITDA) and the reconciliation tables in our earnings release for the fourth quarter ended December 31, 2013, furnished as Exhibit 99.1 to our Current Report filed on Form 8-K on February 10, 2014 (in the case of adjusted EPS, also referred to as adjusted net income per diluted share).

Working Capital (Days Sales Outstanding). The DSO targets for each executive’s areas of responsibility can be characterized as “attainable,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can reasonably be anticipated that target performance may be achieved.

2013 Total Bonus Potential

The table below outlines each performance objective and the potential cash bonus that could be awarded for the attainment of each objective for 2013 performance.

Name	Potential Bonus Based on 2013 Adjusted EPS			Potential Bonus for Achieving Rehab. Therapy Segment Performance Target	Potential Bonus for Achieving Working Capital (DSO) Target	Potential Bonus for Achieving Individual Objectives (3)	Target Bonus Potential (4)
	Threshold ($0.60) (1)	Target ($0.80) (1)	Stretch For Each $0.01 over Target (2)
Boyd W. Hendrickson..........	$86,875	$347,500	$17,375	n/a	$34,750	$312,750	$695,000
Jose C. Lynch.......................	$50,625	$202,500	$10,125	n/a	$20,250	$182,250	$405,000
Devasis Ghose.....................	$31,875	$127,500	$6,375	n/a	$12,750	$114,750	$255,000
Christopher N. Felfe(5)........	$14,375	$57,500	$5,750	n/a	$14,375	$43,125	$115,000
Roland G. Rapp...................	$30,000	$120,000	$6,000	$ n/a	$12,000	$108,000	$240,000
Laurie A. Thomas(5)............	$7,475	$29,900	$2,990	$52,500(6)	$14,950	$68,000	$170,000
__________________________________

(1)
The threshold 2013 adjusted EPS of $0.60 was required to be met in order to be eligible for the cash bonus for the adjusted EPS performance metric. In the event the 2013 adjusted EPS was greater than $0.60, the amount of cash bonus for the adjusted EPS component would be interpolated for adjusted EPS between $0.60 and $0.80.

(2)
The Compensation Committee determined that for every $0.01 of adjusted EPS in excess of $0.80 (the 2013 Performance Program adjusted EPS target), up to a maximum adjusted EPS of $1.00 (or $0.90 in the case of Mr. Felfe and Ms. Thomas), the executive would be awarded a “stretch bonus” that is above the target adjusted EPS bonus potential provided above.

(3)
The Compensation Committee established individual objectives, tailored to gauge the operational performance of each executive in their respective role, as well as quality and compliance objectives intended to manage risks related to the particular participant’s area of oversight. The executive was required to accomplish each of these objectives, as determined by the Compensation Committee, in its sole discretion, to be eligible to receive the full amount of this portion of the cash bonus. The Compensation Committee also has sole discretion to award a partial amount of the bonus related to the achievement of the individual objectives if the executive achieves some, but not all, of the objectives.

(4)
Represents the amount that would be earned for achieving the target adjusted EPS for 2013, achieving the applicable DSO targets, achievement of all individual objectives, and, in Ms. Thomas’s case, achieving the rehabilitation therapy segment adjusted EBITDA performance target.

(5)
As noted above under “—2013 Named Executive Officer Compensation—Base Salary,” Mr. Felfe’s and Ms. Thomas’ base salaries were increased in connection with their mid-2013 promotions, from $250,000 to $325,000 and from $299,000 to $340,000, respectively. While the structures of their respective bonus plans were not changed in connection with their promotions, their increase in base salary effectively increased their potential bonus payouts because the potential payouts are a function of their base salaries. The information for Mr. Felfe and Ms. Thomas in this table reflects their respective potential bonus payouts on a post-promotion basis.

(6)
Under the 2013 Performance Program, Ms. Thomas was entitled to receive a bonus of $13,125 if the adjusted EBITDA of our rehabilitation therapy segment was at least 90.0% of the segment’s budgeted EBITDA for 2013. If the segment’s adjusted EBITDA for 2013 was 100% of budget, then the bonus would be $52,500. The bonus amount would be prorated if the segment’s adjusted EBITDA for 2013 was between 90.0% and 100.0%, and for each 1.0% that the segment’s adjusted EBITDA exceeded 100% of budget (up to a maximum of 115.0%) Ms. Thomas would receive an additional $2,990 bonus (for an aggregate maximum bonus based on the segment’s adjusted EBITDA of $97,350). Ms. Thomas’ rehabilitation therapy segment adjusted EBITDA-based threshold and target bonus amounts could be characterized as “attainable,” meaning that based on historical performance, although attainment of the performance level is uncertain, it can reasonably be anticipated that target performance may be achieved. Amounts in excess of 100% of budget were considered less likely to be attained, but still reasonable, and in consideration thereof the Compensation Committee imposed a cap (at 115.0% of budget) on Ms. Thomas’ rehabilitation therapy segment adjusted EBITDA-based bonus component.

The following table briefly outlines the individual performance objectives established for each of the Named Executive Officers for 2013 (other than Mr. Fish, who did not participate in the Performance Program in 2013 due to his hiring being near the end of the year). The Compensation Committee may take into account these and any other factors it deems appropriate in determining the executives’ bonus payouts based on individual performance. The Compensation Committee does not attempt to quantify, rank or assign relative weight to the various individual objectives for a Named Executive Officer and no individual objective was material to the Compensation Committee’s bonus decision.

Name	Individual Performance Objectives
Boyd W. Hendrickson.................
(1) Continue to work on execution of HUD financing; (2) Work on investor relations and opportunities to maximize stockholder value; (3) Help ensure full compliance with internal control requirements; (4) Effective communications with board and stockholders; (5) Compliance with our code of conduct, bylaws and SEC requirements; (6) Assist board in CEO succession planning; and (7) Work with senior management to seek out appropriate long-term growth and development opportunities.

Jose C. Lynch..............................
(1) Achieve specific quality of care goals; (2) Mitigate claims and lawsuits; (3) Meet or exceed certain internal financial objectives; (4) Meet compliance objectives set by Chief Compliance Officer and Chief Executive Officer; (5) Continue focus on succession development and objectives set by Chief Executive Officer; (6) Meet short-and long-term strategic planning goals established by Chief Executive Officer; and (7) Achieve synergy objectives with our affiliated hospice and home health businesses.

Devasis Ghose.............................
(1) Compliance with internal control requirements; (2) Successful performance on investor relations matters; (3) Execution on appropriate capital raising and successful capital management; (4) Improve performance and ensure value is added on a cost-effective basis in information technology resources; and (5) Successfully manage and facilitate professional development of direct reports.

Christopher N. Felfe....................
(1) Compliance with internal control requirements; (2) Successful performance on investor relations matters; (3) Execution on appropriate capital raising and successful capital management; (4) Successful implementation of project to automate invoice workflow; and (5) Successfully manage and facilitate professional development of direct reports.

Roland G. Rapp...........................
(1) Ensure that we operate ethically and in compliance with our guidelines, bylaws and SEC requirements; (2) Comply with SEC and NYSE filing requirements; (3) Effective management of internal and external legal matters and related costs; (4) Manage legal aspects of acquisitions and divestitures efficiently and effectively; (5) Manage legal aspects of debt compliance; (6) Resolve lawsuits at prudent levels and with efficient utilization of insurance programs and without adverse effects on participation in healthcare programs; (7) Improve insurance programs where possible to maximize efficiency and stability; (8) Effective implementation of human resources department initiatives and efficient human resources support for operations; and (9) Minimize negative impact of ACA implementation.

Laurie A. Thomas........................
(1) Evaluate areas of enterprise risk and mitigate identified risks; (2) Develop internal review process to manage reimbursement risks; (3) Partner with human resources to lower legal fees associated with immigration matters; (4) Tighten thresholds for new business and increase accountability of new accounts; and (5) Continue focus on succession planning.

The 2013 Performance Program, continuing policies previously adopted in 2009, included the following features designed to link pay to performance and, in the case of (iii) and (iv) below, link incentive compensation opportunities to quality services and minimize incentives to engage in excessive risk-taking behavior:

(i)
the adjusted EPS “stretch bonus” portion of the program provides for an additional bonus for every $0.01 that adjusted EPS exceeds the targeted adjusted EPS of $0.80, which was intended to result in a stretch bonus (if applicable) that more closely correlates to a percentage of overall target bonus rather than a percentage of salary;

(ii)	the bonus payouts were capped in the event adjusted EPS exceeded $1.00 (or, in the cases of Mr. Felfe and Ms. Thomas, $0.90);

(iii)	a 25% reduction of the total bonus pool and of each applicable individual’s bonus opportunity following the decertification of any affiliated facility; and

(iv)
included a bonus clawback provision in the event of a material restatement of our financial statements, pursuant to which the Compensation Committee could seek reimbursement on an after-tax basis of any portion of performance-based compensation paid or awarded to designated executives that is greater than what would have been paid or awarded if calculated based on the restated financial results.

 Analysis of 2013 Performance Period
In February 2014, the Compensation Committee reviewed our 2013 performance and determined that our 2013 adjusted EPS was less than the $0.60 per diluted share threshold amount as set forth in the 2013 Performance Program. The Compensation Committee determined that the consolidated DSO targets for each applicable Named Executive Officer were met and that the rehabilitation therapy segment’s adjusted EBITDA was approximately 96% of budget. The Compensation Committee also reviewed the performance of each individual against his or her individual performance objectives, including with respect to the applicable quality and compliance initiatives, and approved bonus amounts related thereto after determining that some of those objectives were satisfied and others were not. The Compensation Committee exercised its discretion to reduce by 50% the amounts that might otherwise be payable to particular participants under the individual performance objectives component of the 2013 Performance Program.

The following table summarizes the 2013 bonus amounts for each of the Named Executive Officers (other than Mr. Fish, who did not participate in the 2013 Performance Program) based on these determinations:

	Actual Bonus Based on Adjusted EPS			Actual Bonus for Rehab. Therapy Segment Performance Target	Actual Bonus for Working Capital (DSO) Target	Actual Bonus for Individual Objectives	Actual Total 2013 Bonus
Name	Threshold ($0.60)	Prorated Amount For Exceeding Threshold
Boyd W. Hendrickson.........................	$--	$	n/a	n/a	$34,750	$139,125	$173,875
Jose C. Lynch.....................................	$--	$	n/a	n/a	$20,250	$73,585	$93,835
Devasis Ghose....................................	$--	$	n/a	n/a	$6,675	$28,687	$35,362
Christopher N. Felfe...........................	$--	$	n/a	n/a	$18,438	$26,813	$45,251
Roland G. Rapp..................................	$--	$	n/a	n/a	$12,000	$108,000	$120,000
Laurie A. Thomas...............................	$--	$	n/a	$35,700	$17,000	$68,000	$120,700

2014 Annual Performance Bonus Program
The Compensation Committee is considering the Performance Program to be adopted for 2014. It is anticipated to be comparable to the 2013 Performance Program.
Equity Awards
We believe that an ownership culture in our company is important to provide our Named Executive Officers with long-term incentives to build value for our stockholders. We believe stock-based awards create such a culture and help to align the interests of our management and employees with the interests of our stockholders, and also provide a retention benefit to us as a result of their vesting features.
We grant equity awards through our 2007 Plan, which was adopted by our board of directors and stockholders to permit the grant of stock-based compensation awards and cash-based performance awards to our officers, non-employee directors, employees and consultants.
2013 Equity Award Program. The 2013 annual equity awards granted to the Named Executive Officers were made using a “value” approach whereby the amount of equity awards was determined based on a dollar value at the time of grant. In February 2013, the Compensation Committee approved the target equity grant values, as reflected in the table below, for 2013 for each executive based upon its assessment of the respective executive’s overall compensation level, the level of equity awards previously granted to the executive, and the industry data provided by PM&P in the 2013 Report. The target equity award value for the particular executives was the same in 2013 as it was in 2012. In prior years, including 2012, the dollar value was typically allocated among two or three types of awards – performance-based shares and either time vested options and/or time vested restricted stock. In 2013, however, the Compensation Committee elected to allocate each Named Executive Officer’s entire award to performance-based shares. The vesting and other terms of the awards are described in more detail below. Mr. Fish’s 2013 equity award grant, which is also described below, was negotiated with him and granted in connection with his hiring as our Chief Executive Officer in November 2013. Its vesting and other terms are different than the awards that were made to the other Named Executive Officers in February 2013.

Named Executive Officer	Target 2013 Equity Award Value	Number of Shares Granted	% Apportioned to Performance-Based Awards
Boyd W. Hendrickson....................................	$900,000	175,097	100%
Jose C. Lynch.................................................	$600,000	116,732	100%
Devasis Ghose................................................	$400,000	77,821	100%
Christopher N. Felfe.......................................	$140,000	44,510	100%
Roland G. Rapp..............................................	$400,000	77,821	100%
Laurie A. Thomas...........................................	$100,000	19,455	100%
The performance-based restricted stock granted in February 2013 generally provided for a 2013 to 2016 performance period. The first 25% of each grant would vest, if at all, only if our consolidated adjusted EBITDA for 2013 was at least $87,550,000. If that adjusted EBITDA target was not satisfied, no portion of the performance-based restricted stock grant would vest at any time. However, if the adjusted EBITDA target was satisfied, then the first 25% of the grant would vest, and the remaining 75% of the grant would vest in equal 25% annual installments over the following three years (i.e., on the last day of the applicable year) subject to continued employment of the grantee through the applicable vesting date. For Mr. Hendrickson, however, the full grant would vest if and when the Compensation Committee determined the adjusted EBITDA target was met. The performance vesting component of the grant was intended to tie a portion of our executive officer compensation to our financial performance, align the interests of our executive officers and our stockholders and provide a meaningful retention incentive to the employee.
In February 2014, the Compensation Committee determined that the adjusted EBITDA target applicable to the performance-based restricted stock grants was not satisfied. As a result, none of the grants will vest at any time. The awards have since been cancelled and the shares subject to the awards have been forfeited back to the company.
In connection with her promotion to serve as President, Ancillary Business, in November 2013 Ms. Thomas was granted an award of 21,552 shares of time-vested restricted stock. The award vests in equal annual installments over the four years following the grant date, subject to Ms. Thomas’ continued service to the company.
Furthermore, in connection with his hiring as our Chief Executive Officer and as negotiated in his employment agreement, in November 2013 Mr. Fish was granted an award of 800,000 shares of restricted stock. The award is subject to time-based vesting and performance-based vesting requirements, both of which must be satisfied in order for the award to vest. The performance-based component will be satisfied in cumulative installments with respect to one-third of the shares subject to the award in the event that the company attains per share stock price targets of $7.50, $10.00 and $12.50, respectively, for thirty consecutive trading days during the four-year period commencing on the grant date. If the first stock price target is attained during the four year period, then one-third of the shares will vest, subject to Mr. Fish’s continued service, on the date on which the Compensation Committee certifies that the target has been attained. If the second or third stock price target is attained during the four year period, then the one-third installment of shares subject to the applicable stock price target will vest with respect to 50% of that installment on the date on which the Compensation Committee certifies attainment of the target and 50% of that installment on the first anniversary of the certification date, in each case subject to Mr. Fish’s continued service.
If Mr. Fish’s service is terminated due to his death or disability, the his November 2013 restricted stock award will remain, for the one-year period or six-month period, respectively (but in no event beyond the last day of the performance period), following the termination date, outstanding and eligible to vest upon the attainment of the applicable performance goals (or upon a change in control, as described below). If Mr. Fish’s service is terminated due to his death or disability, by the company without cause or by Mr. Fish for good reason, then any shares that only remain subject to time-vesting requirements will accelerate and vest. In the event of a “change in control” (as defined in the award agreement, which is filed as an exhibit to our Form 10-K for fiscal year 2013) during the four year period from the date of grant, then (i) the first third of the award will accelerate and vest (if it hasn’t already vested due to the criteria noted above) immediately prior to the change in control, (ii) the second third of the award will accelerate and vest in full (if it hasn’t already vested due to the criteria noted above) if the per share transaction price is at least $10.00, and will accelerate and vest on a straight-line pro rata interpolation basis if the per share transaction price is between $7.50 and $10.00, and (iii) the last third of the award will accelerate and vest in full (if it hasn’t already vested due to the criteria noted above) if the per share transaction price is at least $12.50, and will accelerate and vest on a straight-line pro rata interpolation basis if the per share transaction price is between $10.00 and $12.50.
2014 Equity Award Program. The Compensation Committee is considering the 2014 equity award program for the Named Executive Officers. It is anticipated that it will be comparable to the 2013 Equity Award Program.

Equity Grant Procedures. Executives and employees are eligible to receive long-term equity awards pursuant to the terms of the 2007 Plan, which was approved by our stockholders in 2008 and subsequently further amended and restated (with stockholder approval) in 2011 and again in 2013. The Compensation Committee administers the 2007 Plan and establishes the provisions for all awards granted thereunder, including targeted grant values, vesting schedules and other provisions.
Grants to executives and eligible employees are generally made upon hire, promotion and annually. The Compensation Committee determines and approves all equity awards, which are generally granted on the second business day following our first quarterly earnings release following the grant approval. The exercise price of any stock option grants that are made is set at 100% of the closing market price of a share of our Class A common stock on the date of grant.
Benefits and Perquisites
The Named Executive Officers are eligible to participate in our benefit plans on the same terms as other employees. We also provide other unique benefits to our Named Executive Officers that are intended to be part of a competitive overall compensation program. For 2013, these included:

•	Annual executive physical examinations;

•	Four weeks paid vacation; and

•	Payment of term life insurance premiums.

In addition, the Named Executive Officers are eligible to participate in our 401(k) program, but historically have been unable to make contributions due to qualified plan limitations. Prior to 2012, we historically paid 100% of the employee portion of the premium costs for our Named Executive Officers to participate in our healthcare plan. In 2013, however, we shifted 100% of responsibility for the employee portion of the premium payments to the Named Executive Officers. That policy continued in 2013. We continued to pay the employer portion of the healthcare plan premiums.
Severance and Related Benefits
Each of our Named Executive Officers has an employment agreement with us that provides for severance payments if the executive’s employment is terminated by us without cause or if we decline to extend the executive’s employment term. In addition, each of the Named Executive Officers is generally subject to non-competition and non-solicitation obligations following the termination of his or her employment, as provided in his or her respective employment agreement. The post-termination duration of the applicable non-competition and non-solicitation obligations varies by individual, but ranges from six months to two years. As negotiated in his employment agreement, Mr. Fish is not subject to contractual non-competition obligations. The vesting of awards of restricted stock and options granted under our long-term performance program accelerates in full or in part, depending on the particular award, upon a change in control or death of a Named Executive Officer. In addition, the awards will continue to vest for an additional six months or year, depending on the particular award, in the event of disability. The Compensation Committee has discretion over the vesting of these awards in the event of a termination without cause, a voluntary resignation or retirement. All unvested awards are immediately forfeited upon a termination for cause. These severance benefits were determined at the time of our initial public offering, their hiring, or their promotion to an executive officer position, whichever was later. The severance benefits are an essential element of our employment agreements with the Named Executive Officers, and are intended to assist us in recruiting and retaining talented executives. See “— Potential Payments upon Termination or Change in Control.”
Compensation Policies
Stock Ownership Guidelines
Stock ownership guidelines for the Named Executive Officers and independent directors were established in 2007. The Named Executive Officers have five years from July 24, 2007 (or their date of hire/promotion, if later) to accumulate and retain minimum value in common stock shares, equivalent to a multiple of each executive’s base salary, as outlined below. All of our Named Executive Officers who remain employed with us are in compliance with the guidelines.

Named Executive Officer	Position	Multiple of Base Salary

Robert H. Fish..................................	Chief Executive Officer	5 times
Christopher N. Felfe.........................	Chief Financial Officer	3 times
Roland G. Rapp................................	Executive Vice President, Chief Administrative Officer and Secretary	3 times
Laurie A. Thomas.............................	President, Ancillary Business	3 times

Messrs. Hendrickson, Lynch and Ghose, based upon the officer positions that they occupied prior to their leaving the company, had stock ownership guideline multiples of 5x, 4x and 3x, respectively.
Independent directors are required to accumulate (and thereafter retain) at least three times their annual retainer within three years of joining our board. For purposes of determining stock ownership under these guidelines, ownership shares are made up of all forms of common stock (including unvested restricted stock awards, unvested restricted stock units and unvested performance-based restricted stock). Ownership shares do not include vested or unvested stock options. Mr. Yarwood (who joined the board in March 2011) is working on accumulating his annual retainer multiple amount in compliance with the guidelines.
Impact of Tax and Accounting
As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by us.
When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standard Boards Accounting Standard Codification Topic 718, “Compensation — Stock Compensation,” or “FASB ASC Topic 718,” grants of restricted stock awards and stock options result in a recognition of a compensation expense, which is taken into account in determining the mix of equity grants to be made to Named Executive Officers.
Section 162(m) of the Internal Revenue Code, or the “Code,” does not permit publicly-traded companies to take income tax deductions for compensation paid to the Chief Executive Officer and any of the three most highly paid executive officers, other than the Chief Financial Officer, to the extent that compensation exceeds $1 million in any taxable year and does not otherwise qualify as performance-based compensation. Our 2007 Plan is structured to allow us to pay performance-based compensation not subject to the $1 million limitation. In addition, our Performance Program and structured long-term equity performance program have been designed and have generally been implemented with the intent to meet the performance-based criteria of Section 162(m) of the Code.

The Compensation Committee intends to maximize tax effectiveness of our executive incentive plans, and will continue to consider steps that might be in our best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for the Named Executive Officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.

Summary Compensation Table
The following table sets forth the compensation awarded to, earned by or paid to our Named Executive Officers during the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Robert H. Fish	2013	$61,923	$2,296,000	$--	$--	$--	$2,357,293
Chief Executive Officer (commencing November 2013)

Boyd W. Hendrickson	2013	$695,000	$899,999	$--	$173,875	$6,884	$1,775,758
Chairman and Chief Executive Officer (until November 2013)	2012	$695,000	$899,999	$--	$142,750	$6,348	$1,744,097
	2011	$695,000	$900,000	$--	$500,391	$20,606	$2,115,997

Jose C. Lynch	2013	$540,000	$600,002	$--	$93,835	$6,527	$1,240,364
President and Chief Operating Officer (until January 2014)	2012	$540,000	$450,003	$150,000	$77,625	$6,980	$1,224,608
	2011	$540,000	$450,000	$150,000	$278,813	$20,606	$1,439,419

Christopher N. Felfe	2013	$284,615	$139,999	$--	$45,251	$6,496	$476,361
Chief Financial Officer (commencing July 2013)

Devasis Ghose	2013	$258,268	$400,000	$--	$35,362	$6,648	$700,278
Executive Vice President, Chief Financial Officer and Treasurer (until July 2013)	2012	$425,000	$299,997	$--	$68,000	$6,684	$899,681
	2011	$425,000	$300,000	$100,000	$185,786	$19,466	$1,032,252

Roland G. Rapp	2013	$400,000	$400,000	$--	$120,000	$6,527	$926,527
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	2012	$400,000	$299,997	$100,000	$76,000	$6,738	$882,735
	2011	$400,000	$300,000	$100,000	$181,917	$21,074	$1,002,991

Laurie A. Thomas	2013	$303,500	$200,000	$--	$120,700	$6,690	$630,890
President, Ancillary Business (commencing September 2013)

(1)
The amounts shown represent the aggregate grant date fair value of the respective stock and option awards granted in the year indicated, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the performance-vested restricted stock awards granted in February 2013 for the 2013-2016 performance period is based on the probable outcome of the performance criteria calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions for the 2013 awards, see Footnote 12, “Stock-Based Compensation” to our 2013 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. For additional information regarding equity awards granted in 2013, including a description of how the performance-vested restricted stock works, see “Compensation Discussion and Analysis — Equity Awards.”

(2)
The amounts shown represent the performance-based bonus awards earned under our Performance Programs for the applicable year. For a more complete description of the Performance Programs see “Compensation Discussion and Analysis — Annual Performance Bonus Program.”

(3)
The amounts shown consist of our cost for the provision to the Named Executive Officers of life/accidental death and dismemberment (AD&D) insurance premiums, and other benefits, which for 2013 were as follows:

Name	Life/AD&D Insurance	Other*
Robert H. Fish................................................................	$--	$--
Boyd W. Hendrickson.....................................................	$--	$6,884
Jose C. Lynch.................................................................	$255	$6,272
Devasis Ghose................................................................	$255	$6,393
Christopher N. Felfe.......................................................	$255	$6,241
Roland G. Rapp..............................................................	$255	$6,272
Laurie A. Thomas...........................................................	$255	$6,435
* For 2013, includes amounts for the employer portion of health, dental, vision and disability insurance premiums. Mr. Fish’s eligibility to participate in our health and welfare benefits plans did not begin until January 1, 2014.

Grants of Plan-Based Awards
The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers during fiscal year 2013.

Name	Grant Date	Approval Date (3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
			Performance Cash Bonus Program			Performance-Based Restricted Stock			Stock Options
Robert H. Fish	11/20/2013	11/19/2013	--	--	--	800,000	--	--	--	--	$ 2,296,000(4)
Boyd W. Hendrickson	2/13/2013	2/5/2013	--	--	--	175,097	--	--	--	--	$ 899,999(4)
	3/29/2013	3/29/2013	$399,875	$695,000	$1,042,500	--	--	--	--	--	--
Jose C. Lynch	2/13/2013	2/5/2013	--	--	--	116,732	--	--	--	--	$ 600,002(4)
	3/29/2013	3/29/2013	$253,125	$405,000	$607,500	--	--	--	--	--	--
Devasis Ghose	2/13/2013	2/5/2013	--	--	--	77,821	--	--	--	--	$ 400,000(4)
	3/29/2013	3/29/2013	$159,375	$255,000	$382,500	--	--	--	--	--	--
Christopher N. Felfe	2/13/2013	2/5/2013	--	--	--	27,237	--	--	--		$ 139,998(4)
	3/29/2013	3/29/2013	$98,750	$147,500	$221,250	--	--	--	--
Roland G. Rapp	2/13/2013	2/5/2013	--	--	--	77,821	--	--	--	--	$ 400,000(4)
	3/29/2013	3/29/2013	$150,000	$240,000	$360,000	--	--	--	--	--	--
Laurie A. Thomas	2/13/2013	2/5/2013	--	--	--	19,455	--	--	--	--	$ 99,999(4)
	11/6/2013	10/29/2013	--	--	--	21,552					$ 100,001(4)
	3/29/2013	3/29/2013	$108,200	$170,000	$255,000	--	--	--	--	--	--
___________________________________

(1)
The amounts shown represent the potential value of performance cash bonuses under our 2013 Performance Program based on achievement of the following pre-established performance measures and targets: (a) 2013 consolidated adjusted Earnings Per Share (EPS) threshold of $0.60, target of $0.80, and maximum of $1.00 (or $0.90 in the case of Mr. Felfe and Ms. Thomas); (b) 2013 working capital, as a measure of DSO targets individualized for each Named Executive Officer’s areas of responsibility; and (c) individual performance objectives tailored to each Named Executive Officer’s role. For 2013, we established target cash bonus opportunities, which are expressed as a percentage of base salary, of 100% for Mr. Hendrickson, 75% for Mr. Lynch, 60% for each of Messrs. Ghose and Rapp, 50% for Ms. Thomas and 40% for Mr. Felfe. Because he was not hired until November 2013, Mr. Fish did not participate in the 2013 Performance Program. Mr. Felfe’s Performance Program participation amounts were prorated equally based on his pre-and-post promotion salaries of

$250,000 and $325,000, respectively.

The threshold and target amounts shown in the table above are based on achievement of each Named Executive Officer’s threshold and target objectives, respectively. The maximum amount shown is based on an additional 1% of base salary payable for every $0.01 of incremental adjusted EPS growth above the target amount, up to a maximum of $1.00 adjusted EPS (or $0.90 in the case of Mr. Felfe and Ms. Thomas).

Additionally, Ms. Thomas was entitled to receive a bonus of $13,125 if the adjusted EBITDA of our rehabilitation therapy segment was at least 90.0% of the segment’s budgeted EBITDA for 2013. If the segment’s adjusted EBITDA for 2013 was 100% of budget, then the bonus would be $52,500. The bonus amount would be prorated if the segment’s adjusted EBITDA for 2013 was between 90.0% and 100.0%, and for each 1.0% that the segment’s adjusted EBITDA exceeded 100% of budget (up to a maximum of 115.0%) Ms. Thomas would receive an additional $2,990 bonus (for an aggregate maximum bonus based on the segment’s adjusted EBITDA of $97,350).

See “Compensation Discussion and Analysis — Annual Performance Bonus Programs” for a more complete description of the 2013 Performance Program and the actual 2013 bonus payouts to the Named Executive Officers.

(2)
The executives were granted restricted stock under our 2007 Plan. The grants of restricted stock reflected in the table are performance-vested restricted stock other than the grant to Ms. Thomas on November 6, 2013, which is time-vested restricted stock. See “Compensation Discussion and Analysis — Equity Awards — 2013 Equity Awards” for a more complete description of these awards.

(3)	Reflects the date on which the grants were approved by the Compensation Committee.

(4)
With respect to the restricted stock, reflects the grant date fair value calculated in accordance with FASB ASC Topic 718. With respect to performance-vested restricted stock, we assumed that the performance criteria would be achieved. The actual value, if any, that an executive may realize upon the vesting of the applicable stock will depend on the stock price on the date of vesting. There is no assurance that the value realized by an executive will be at or near the grant date fair value, or that the particular awards will actually vest either in whole or in part. For example, with respect to the performance-vested restricted stock that was granted to the Named Executive Officers on February 13, 2013 as reflected in the table above, in February 2014 the Compensation Committee determined that the requisite performance criteria was not met, and accordingly the awards were cancelled and the shares subject to the awards were forfeited back to the company.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2013.

Name	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)			Option Exercise Price ($/Option)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Stock Options								Restricted Stock		Performance-Based Restricted Stock
Robert H. Fish	--		--		--		--		--	--	800,000	(1)	$3,848,000(1)

Boyd W. Hendrickson	83,113	(2)	--		$10.04		2/13/2019		--	--	38,071	(4)	$183,122(4)
	40,137	(3)	13,379	(3)	$5.91		2/11/2020		--	--	66,766	(6)	$321,144(6)

Jose C. Lynch	55,408	(2)	--		$10.04		2/13/2019		--	--	12,691	(4)	$61,044(4)
	120,411	(3)	40,137	(3)	$5.91		2/11/2020		--	--	8,741	(5)	$42,044(5)
	11,342	(7)	11,342	(7)	$12.87		2/16/2021		--	--	50,075	(6)	$240,861(6)
	7,849	(8)	23,547	(8)	$6.74		2/15/2022		--	--	116,732	(9)	$561,481(9)

Devasis Ghose	--		--		--		--		--	--	--		--

Christopher N. Felfe	5,000	(10)	--		$15.50		5/14/2017		1,250(11)	6,013(11)	2,720	(5)	$13,083(5)
	1,832	(8)	5,494	(8)	$6.74		2/15/2022		--	--	3,895	(6)	$18,735(6)
		--		--		--		--	--	--	27,237	(9)	$131,010(9)

Roland G. Rapp	27,704	(2)	--		$10.04		2/13/2019		--	--	8,460	(4)	$40,693(4)
	93,653	(3)	31,217	(3)	$5.91		2/11/2020		--	--	5,828	(5)	$28,033(5)
	7,562	(7)	7,561	(7)	$12.87		2/16/2021		--	--	33,383	(6)	$160,572(6)
	5,233	(8)	15,698	(8)	$6.74		2/15/2022		--	--	77,821	(9)	$374,319(9)

Laurie A. Thomas	1,309	(8)	3,924	(8)	$6.74		2/15/2022		3,884(12)	18,682(12)	8,346	(6)	$40,144(6)
	--		--		--		--		21,552(13)	103,665(13)	19,455	(9)	$93,579(9)
_______________________________

(1)
The number of shares shown in this column reflects the maximum number of shares of performance-vested restricted stock if the performance criterion is met. The corresponding payout value shown above was calculated by multiplying the number of shares shown in the table by $4.81, the closing price of our common stock on December 31, 2013 (the last business day of the year). See “Compensation Discussion and Analysis – Equity Awards” for additional description of this award.

(2)	The option vested and became exercisable in four equal installments, subject to continued service, on each of February 13, 2010, 2011, 2012 and 2013.

(3)	The option vests and becomes exercisable in four equal installments, subject to continued service, on each of February 11, 2011, 2012, 2013 and 2014.

(4)
The number of shares shown in this column reflects the maximum number of shares of 2010-2014 performance-vested restricted stock that may vest if the threshold performance criterion is met. The corresponding payout value shown above was calculated by multiplying the number of shares shown in the table by $4.81, the closing price of our common stock on December 31, 2013 (the last business day of the year). The performance criterion was met, and therefore the remaining unvested shares will vest, subject to continued service, on a time-based vesting schedule on the applicable vesting date.

(5)
The number of shares shown in this column reflects the number of shares of 2011-2014 performance-vested restricted stock that may vest if the threshold performance criterion is met. The corresponding payout multiple shown above was calculated by multiplying the number of shares shown in the table by $4.81, the closing price of our common stock on December 31, 2013 (the last business day of the year). The performance criterion was met, and therefore the remaining unvested shares will vest, subject to continued service, on a time-based vesting schedule on the applicable vesting date.

(6)
The number of shares shown in this column reflects the number of shares of 2012-2015 performance-vested restricted stock that may vest if the threshold performance criterion is met. The corresponding payout multiple shown above was calculated by multiplying the number of shares shown in the table by $4.81, the closing price of our common stock on December 31, 2013 (the last business day of the year). The performance criterion was met, and therefore the remaining unvested shares will vest, subject to continued service, on a time-based vesting schedule on the applicable vesting date.

(7)	The option vests and becomes exercisable in four equal installments, subject to continued service, on each of February 16, 2012, 2014, 2014 and 2015.

(8)	The option vests and becomes exercisable in four equal installments, subject to continued service, on each of February 15, 2013, 2014, 2015 and 2016.

(9)
The number of shares shown in this column reflects the number of shares of 2013-2016 performance-vested restricted stock that may vest if the threshold performance criterion is met. The corresponding payout multiple shown above was calculated by multiplying the number of shares shown in the table by $4.81, the closing price of our common stock on December 31, 2013 (the last business day of the year). The performance criterion was not met, however, and therefore none of the unvested shares reflected in the table will vest and the shares have been forfeited back to the company. See “Compensation Discussion and Analysis – Equity Awards” for additional description of these awards.

(10)	The option vested and became exercisable in four equal installments, subject to continued service, on each of May 14, 2007, 2008, 2009 and 2010.

(11)	The shares reflected are the unvested portion of a prior

(12)
5,000 shares of restricted stock that vests in four equal installments, subject to continued service, on February 11, 2011, 2012, 2013 and 2014. The market value was calculated by multiplying the number of shares of stock shown in the table by $4.81, the closing price of our common stock on December 31, 2013 (the last business day of the year).

(13)
The shares reflected are the unvested portion of a prior grant of 7,770 shares of restricted stock that vests in four equal installments, subject to continued service, on February 16, 2012, 2013, 2014, and 2015. The market value was calculated by multiplying the number of shares of stock shown in the table by $4.81, the closing price of our common stock on December 31, 2013 (the last business day of the year).

(14)
The shares reflected are the unvested portion of a prior grant of 21,552 shares of restricted stock that vests in four equal installments, subject to continued service, on November 6, 2014, 2015, 2016 and 2017. The market value was calculated by multiplying the number of shares of stock shown in the table by $4.81, the closing price of our common stock on December 31, 2013 (the last business day of the year).

Option Exercises and Stock Vested
The following table summarizes the vesting of restricted stock awards for each of our Named Executive Officers for the year ended December 31, 2013. None of our Named Executive Officers exercised any stock options during the year ended December 31, 2013. None of Mr. Fish’s restricted stock vested in 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Boyd W. Hendrickson.............................................	151,456	$807,230
Jose C. Lynch..........................................................	46,863	$248,668
Devasis Ghose.........................................................	25,415	$137,750
Christopher N. Felfe...............................................	9,333	$49,161
Roland G. Rapp.......................................................	31,242	$165,778
Laurie A. Thomas...................................................	4,725	$25,799
___________________________

(1)
The reflected shares for Mr. Hendrickson vested on February 11, 2013 (38,071 shares), February 15, 2013 (66,765 shares), February 16, 2013 (23,310 shares) and December 31, 2013 (23,310 shares). Mr. Lynch’s shares vested on February 11, 2013 (12,690 shares), February 15, 2013 (16,691 shares), February 16, 2013 (8,741 shares) and December 31, 2013 (8,741 shares). Mr. Ghose’s shares vested on February 11, 2013 (8,460 shares), February 15, 2013 (11,127 shares) and February 16, 2013 (5,828 shares). Mr. Rapp’s shares vested on February 11, 2013 (8,460 shares), February 15, 2013 (11,127 shares), February 16, 2013 (5,828 shares) and December 31, 2013 (5,827 shares). Mr. Felfe’s shares vested on February 15, 2013 (3,894 shares), February 16, 2013 (2,720 shares) and December 31, 2013 (2,719 shares). Ms. Thomas’s shares vested on February 15, 2013 (2,782 shares) and February 16, 2013 (1,943 shares).

(2)
The value realized was calculated by multiplying the number of shares that vested on the particular vesting date by the closing market price of our Class A common stock on the vesting date. The closing market price of our Class A common stock was $5.34 on February 11, 2013, $5.46 on February 15, 2013, $5.46 on February 16, 2013 and $4.81 on December 31, 2013.

Employment Agreements with the Named Executive Officers

We have entered into employment agreements with each of our Named Executive Officers. The following provides a description of the material terms of the employment agreements we have entered into with our Named Executive Officers other than certain severance benefits that are also provided under the employment agreements and described below under “— Potential Payments Upon Termination or Change in Control.” The employment agreements for each of our Named Executive Officers provide for eligibility to participate in our equity plans and an annual performance-based bonus plan established by our board of directors. In addition, we pay our Named Executive Officers’ term life insurance premiums. Copies of our employment agreements with the Named Executive Officers are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
Robert H. Fish. Mr. Fish’s employment agreement provides for an initial term ending on November 20, 2014, which is subject to automatic one-year renewal periods unless either we or Mr. Fish gives written notice of non-extension. Under the terms of the employment agreement, Mr. Fish receives an annual base salary of $700,000 and is eligible to participate in our annual performance-based bonus plan with a target bonus opportunity equal to 100% of his annual base salary (pro-rated for any partial calendar year).
In the event Mr. Fish’s employment is terminated as a result of his death or disability, Mr. Fish will be entitled to receive a bonus representing a pro-rated portion of the bonus that he would have received had he been employed for the full year and, if terminated due to disability, (i) a lump sum equal to the amount Mr. Fish would have received in respect of his base salary upon a termination by the company without cause, less certain disability plan benefits paid to him and (ii) a lump sum amount equal to the health insurance premium cost for Mr. Fish and his spouse and dependents for a 12-month period following his date of termination. In the event Mr. Fish’s employment is terminated due to non-extension of the term by the company, Mr. Fish will be eligible to receive a pro-rated portion of the bonus that he would have received had he been employed for the full year, as well as a lump sum amount equal to the annual base salary he would have been entitled to receive had he continued employment for a period of 12 months following the date of termination. In the event that Mr. Fish is terminated without “cause” by the company or Mr. Fish terminates his employment for “good reason” (in each case, as defined in the employment agreement), Mr. Fish will be entitled to receive (i) a lump-sum cash payment equal to the then-current annual salary he would have been entitled to receive for a period of 24 months following the date of termination; (ii) a pro-rated portion of the bonus that he would have received had he been employed for the full year; and (iii) a lump sum amount equal to the health insurance premium cost for Mr. Fish and his spouse and dependents for a 12-month period following his date of termination.
Mr. Fish’s right to receive the severance payments described above is subject to his delivery of an effective general release of claims in favor of the company. The Employment Agreement also contains customary confidentiality and non-solicitation provisions. The company has also entered into an indemnification agreement with Mr. Fish that is the same in all material respects as the indemnification agreements it has entered into with its other directors and executive officers.
Pursuant to the employment agreement, the company granted Mr. Fish 800,000 shares of the company’s restricted Class A common stock. Details regarding vesting and other terms of the restricted stock award are provided above.
Boyd W. Hendrickson. Mr. Hendrickson retired as our Chairman and Chief Executive Officer in November 2013. Under the terms of his employment agreement, Mr. Hendrickson was entitled to receive an annual base salary of $560,000, subject to upward adjustment by our board of directors. Mr. Hendrickson’s base salary in 2013 was $695,000.

Jose C. Lynch. Mr. Lynch resigned as our President and Chief Operating Officer in January 2014. His employment agreement appointed him as our President and Chief Operating Officer. Under the agreement, Mr. Lynch was entitled to receive an annual base salary of $460,000, subject to upward adjustment by the board of directors. Mr. Lynch’s base salary in 2013 was $540,000.
Devasis Ghose. Mr. Ghose served as our Chief Financial Officer until July 2013. Under his agreement, Mr. Ghose was entitled to receive an annual base salary of $400,000, subject to upward adjustment by the board of directors. Mr. Ghose’s base salary in 2013 was $425,000.
Christopher N. Felfe. Mr. Felfe’s employment agreement does not provide for a set employment term. Under his agreement, Mr. Felfe is entitled to receive an annual base salary of $325,000, subject to upward adjustment by the board of directors. Mr. Felfe’s current base salary is $325,000.
Roland G. Rapp. The employment agreement with Mr. Rapp appoints him as our General Counsel, Secretary and Chief Administrative Officer and automatically extends for successive one-year periods until written notice of non-extension is given by either us or Mr. Rapp no later than 60 days prior to the expiration of the then applicable term. Under the agreement,

Mr. Rapp is entitled to receive an annual base salary of $335,000, subject to upward adjustment by the board of directors. Mr. Rapp’s current base salary is $400,000.
Laurie A. Thomas. The employment agreement with Ms. Thomas appoints her to serve as our President, Ancillary Business. It was for an original term of one year, and automatically extends for successive one-year periods until written notice of non-extension is given by either us or Ms. Thomas no later than 60 days prior to the expiration of the then applicable term. Under the agreement, Ms. Thomas is entitled to receive an annual base salary of $340,000, subject to upward adjustment by the board of directors. Ms. Thomas’ current base salary is $375,000.

Potential Payments Upon Termination or Change in Control
We have entered into employment agreements with each of our Named Executive Officers and certain other members of our senior management that provide certain severance payments and benefits. We do not offer separate payments upon a change of control of our company.
Payments upon Termination. Under the terms of their employment agreements, the Named Executive Officers receive severance benefits if we terminate their employment without cause or if we do not extend their employment agreement term. In addition, each of the Named Executive Officers is subject to a two-year non-compete and non-solicit following the termination of his employment, other than Mr. Fish, who is not subject to a contractual non-compete, Mr. Felfe, whose non-compete obligation is six months and his non-solicit obligation is one year, and Ms. Thomas, whose non-compete obligation is one year and her non-solicit obligation is two years. The following table sets forth the benefits provided in each case:

Element	R. Fish	B. Hendrickson	J. Lynch	D. Ghose	C. Felfe	R. Rapp	L. Thomas
Severance Provision Upon Termination Without Cause
Base Salary:	24 months	24 months	24 months	12 months	9 months	18 months	12 months
Benefits:	12 months	12 months	12 months	12 months	9 months	12 months	12 months
Severance Provision Upon Non-Extension of Employment Term by Company
Base Salary:	12 months	12 months	12 months	12 months	n/a	12 months	12 months

In addition, in the event of a qualifying termination (termination without cause or if we do not extent the applicable officer’s employment agreement term), then any bonus amount to which the officer would have been entitled had his or her employment continued throughout the applicable bonus year would become payable, on a pro rata basis proportionate to the number of days worked during the calendar year through the termination date, if and when bonuses would have otherwise been paid had the officer’s employment not terminated.

For purposes of these severance agreements: “cause” is generally defined as one of the following: (i) the executive’s failure to perform substantially his duties, (ii) the executive’s failure to carry out in any material respect any lawful and reasonable directive of our board of directors, (iii) the executive’s conviction of a felony, or, to the extent involving fraud, dishonesty, theft, embezzlement or moral turpitude, or any other crime, (iv) the executive’s violation of a material regulatory requirement relating to us that is injurious to us in any material respect, (v) the executive’s unlawful use or possession of illegal drugs on our property or while performing such executive’s duties, (vi) the executive’s breach of his employment agreement, or (vii) the executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty with respect to us.
The employment agreements do not include provisions for payments upon a change in control or termination following a change in control, other than the severance benefits described above.
Under the terms of our equity incentive program, the vesting of the performance-vested restricted stock accelerates immediately upon a change in control. In addition, in the event of disability, the awards will continue to vest for an additional year. The Compensation Committee has discretion to accelerate any awards upon termination without cause or resignation. Under the 2007 Plan, in the event of a “change in control” as defined in the 2007 Plan, each outstanding award other than shares of restricted stock, which are subject to automatic accelerated vesting, will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the administrator may cause all awards to become fully exercisable prior to the consummation of the transaction constituting a change in control.
In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the Named Executive Officers under our employment agreements assuming that the following occurred on December 31, 2013, the last business day of fiscal year 2013: (i) we terminate the executive’s employment without cause; (ii) we do not extend the executive’s employment agreement and (iii) a sale of the company occurs or in the event of death.
Pursuant to the terms of his employment agreement with us, Mr. Hendrickson was not entitled to any separation compensation in connection with his retirement as Chief Executive Officer and Chairman of the Board in November 2013. Mr. Hendrickson remained as employee of or company through the end of December 2013, to facilitate a smooth transition for Mr. Fish, our new Chief Executive Officer, and during that period we continued to pay Mr. Hendrickson his salary and provide him health and welfare benefits. As discussed below under “Certain Relationships and Related Transactions—Related Person Transactions,” a subsidiary of ours entered into a consulting arrangement with a company owned by Mr. Hendrickson pursuant to which his company will be paid $480,000 for consulting services in 2014.
Mr. Lynch resigned as an officer of our company in January 2014 and his employment ended in February 2013. Pursuant to the terms of Mr. Lynch’s employment agreement he did not receive any separation compensation.
Neither Mr. Hendrickson nor Mr. Lynch received any separation compensation or benefits continuation when their respective employment ended, and neither of them had the vesting of any outstanding equity awards accelerated as a result of the termination of their employment..
Mr. Ghose’s termination in July 2013 was deemed to have been without cause for purposes of his employment agreement, which entitled him to the severance payments discussed above and quantified in the table below.
Excluded from the table below are benefits provided to all employees, such as unused accrued vacation. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the Named Executive Officers would receive the amounts reflected below.

Name	Trigger	Salary(1)	Continuation of Welfare Benefits(2)	Acceleration of Equity Awards(3)	Acceleration of Equity Options(4)	Total Value(5)
Robert H. Fish......................	Termination of Employment	$1,400,000	$16,557	--	--	$1,416,557
	Non-Extension of Term	$700,000	--	--	--	$700,000
	Sale of the Company or Death	--	--	$3,848,000	--	$3,848,000
Jose C. Lynch.......................	Termination of Employment	$1,080,000	$19,683	--	--	$1,099,683
	Non-Extension of Term	$540,000	--	--	--	$540,000
	Sale of the Company or Death	--	--	$905,434	--	$905,434
Devasis Ghose......................	Termination of Employment	$425,000	$10,166	--	--	$435,166
Christopher N. Felfe.............	Termination of Employment	$325,000	$10,750	--	--	$335,750
	Non-Extension of Term	n/a	n/a	n/a	n/a	n/a
	Sale of the Company or Death	--	--	$200,298	--	$200,298
Roland G. Rapp....................	Termination of Employment	$600,000	$16,776	--	--	$616,776
	Non-Extension of Term	$400,000	--	--	--	$400,000
	Sale of the Company or Death	--	--	$603,617	--	$603,617
Laurie A. Thomas.................	Termination of Employment	$375,000	$16,189	--	--	$391,189
	Non-Extension of Term	$375,000	--	--	--	$375,000
	Sale of the Company or Death	--	--	$256,070	--	$256,070

(1)
Represents the dollar value of cash severance based upon the appropriate multiple for the executive, multiplied by the executive’s annual base salary. Amounts do not include a pro-rated bonus for fiscal year 2013 as the trigger event is assumed to occur on the last day of 2013 and thus the payout would be the same as if the trigger event had not occurred.

(2)
Represents the estimated payments for continued medical, dental, vision, life and disability insurance coverage, each for a period of one year, after termination of employment without cause, based on our current estimated costs to provide such continued coverage.

(3)
Represents the aggregate value of the acceleration of vesting of the participant’s unvested restricted stock based on the closing price of our common stock on December 31, 2013 ($4.81), which was the last trading day of 2013, assuming the successor corporation does not provide for the assumption or substitution of the awards.

(4)
Represents the aggregate value of the acceleration of vesting of the participant’s unvested in-the-money stock options based on the closing price of our common stock on December 31, 2013 ($4.81), which was the last trading day of 2013, assuming the successor corporation does not provide for the assumption or substitution of the awards and our Compensation Committee elects to accelerate the vesting of the unvested stock options.

(5)
Excludes the presently unquantifiable value to the executive of a continued right to indemnification by us and the executive’s right to continued coverage under our directors’ and officers’ liability insurance.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by:	M. Bernard Puckett (Chair) Robert M. Le Blanc Glenn S. Schafer Bruce A. Yarwood Members of the Compensation Committee

Director Compensation
Our directors who are also employees are not separately compensated for their services as directors. Messrs. Hendrickson, Lynch and Fish did not receive separate compensation for services as directors during fiscal year 2013. In addition, we do not pay Mr. Le Blanc any compensation for his service on our board and board committees because his service to us as a board member is provided as a part of the consulting service provided to us under an agreement with Onex Partners Manager LP.
Effective August 1, 2009, our board approved the following compensation for our non-employee directors, excluding Mr. Le Blanc: an annual cash retainer of $40,000, a $1,500 payment per meeting attended in person and a $500 payment for each meeting attended via teleconference, unless the meeting lasts more than two hours, in which case the compensation is $1,500. In addition, Chairpersons of our various standing board committees receive additional annual cash retainers of $15,000. Our board of directors may from time to time also provide for cash compensation payable to members of ad hoc committees of the board.
In addition to cash compensation, each non-employee director, excluding Mr. Le Blanc, has received restricted stock units with a value of approximately $80,000 (as of the grant date) each year. The restricted stock units are generally granted each year after our second quarter earnings release, subject to service as a member of our board of directors at that time. The number of units subject to the award is determined by dividing the designated value of the grant by the per share stock price at close of the market on the grant date, with any fractional shares rounded down. The restricted stock units awarded vest fully on the first anniversary of the grant date. The awards are generally settled (and unrestricted shares of Class A common stock issued) upon vesting, subject to any settlement deferral election made by the grantee as permitted by the Code.
In February 2014, and in light of the fact that Mr. Schafer assumed the role of Chairman of the Board following Mr. Hendrickson’s retirement, our board, with input from PM&P, approved increasing Mr. Schafer’s aggregate retainer compensation to $180,000 beginning in 2014. Of that amount, $60,000 would be paid in the form of an annual cash retainer and $120,000 in value would be in the form of restricted stock units (or similar equity awards). The amounts are otherwise to be paid consistent with our existing non-employee director compensation policy as described above.

Director Compensation Table
The following table summarizes the compensation received by our non-employee directors for their services during fiscal year 2013. As noted above, employee directors (i.e., Messrs. Hendrickson, Lynch and Fish), and Mr. Le Blanc, do not receive additional compensation for their service on our board of directors.

Director	Fees Earned or Paid In Cash(1)	Stock Awards(2)	Other Compensation	Total
Michael E. Boxer...........................................	$85,000	$79,997	--	$164,997
Robert M. Le Blanc........................................	--	--	--	--
M. Bernard Puckett........................................	$66,500	$79,997	--	$146,497
Linda Rosenstock, M.D. ...............................	$78,000	$79,997	--	$157,997
Glenn S. Schafer.............................................	$84,500	$79,997	--	$164,497
William C. Scott.............................................	$--	$--	$100,971(3)	$100,971
Bruce A. Yarwood..........................................	$64,500	$79,997	--	$144,497
__________________________

(1)	Represents fees paid to directors for their service on the board of directors and its standing committees as described above.

(2)
The amounts shown represent the aggregate grant date fair value of all stock awards granted in 2013, as computed in accordance with FASB ASC Topic 718, which for each non-employee director consisted of an award of 16,096 restricted stock units granted on August 7, 2013 (based on the closing price of our Class A common stock of $4.97 on that date). The restricted stock units vest in full on August 7, 2014, and each restricted stock unit represents the contingent right to receive one share of our Class A common stock.

(3)
Mr. Scott served as a member of our board of directors, and as a part-time employee, until his passing in July 2013. Mr. Scott was paid an annual salary of $150,000 for the service he rendered as an employee, but as an employee-director he did not receive additional cash compensation for his service on our board of directors. The aggregate amount reflected in the table above includes the $92,307 that he was paid in salary, $4,323 for a car allowance, and $4,341 for medical, dental, vision, disability and life insurance coverage. Mr. Scott historically received a restricted stock unit award in the same amount received by our non-employee directors. Because he passed prior to the August 2013 grant date of those awards, he did not receive an award in 2013. Pursuant to the terms of the restricted stock unit award (covering 14,388 shares) that Mr. Scott received in August 2012, its vesting accelerated in full upon his passing. Our common stock closed at $6.66 per share on the July 22, 2013 vesting date.

The members of our board of directors also are entitled to reimbursement of their expenses incurred in connection with attendance at board and committee meetings and conferences with our senior management. We do not offer our non-employee directors and any perquisites or other forms of compensation for service on our board of directors.

The following table sets forth the number of unvested restricted stock units held by each of our non-employee directors as of December 31, 2013. None of our non-employee directors held any stock options as of December 31, 2013.

Name	Unvested Restricted Stock Units Outstanding at 12/31/13 (# of units)
Michael E. Boxer........................................................................................	16,096
Robert M. Le Blanc....................................................................................	--
M. Bernard Puckett.....................................................................................	16,096
Linda Rosenstock, M.D. ............................................................................	16,096
Glenn S. Schafer.........................................................................................	16,096
Bruce A Yarwood........................................................................................	16,096

Compensation Risk Assessment
In 2013, our Compensation Committee and management reviewed the design and operation of our compensation programs. The review included an assessment of the level of risk associated with our executive compensation program as well as incentive plans at other levels of the organization. As part of this review and assessment, the Compensation Committee identified the following features, among others, that work to avoid, discourage, or mitigate excessive or unnecessary risk taking:

•	Our pay philosophy targets compensation at market competitive levels and emphasizes performance-based awards;

•	The elements of our compensation programs (base pay, short-term incentive and long-term incentives) are appropriately balanced.

•	The timing of incentive award payouts and/or vesting is generally linked to future performance.

•	Incentive plans utilize a diversified set of financial and non-financial performance metrics that are measured at combinations of organizational and individual levels.

•
Long-term incentive awards provide a mix of equity vehicles, including stock options, performance-vesting restricted stock and time-vesting restricted stock, which are all subject to multi-year vesting schedules.

•	Individual awards under our performance incentive plans are capped at specified maximum levels.

•	Award accruals and payments are monitored on an ongoing basis by management, and with respect to our executive officers, by the Compensation Committee.
Additional features of our executive compensation program include:

•	The Compensation Committee provides ongoing oversight.

•	The Compensation Committee sets performance measures and goals under our annual performance bonus plans to ensure resulting payouts are appropriate for a given level of achievement.

•
Our performance bonus plans incorporate the exercise of negative discretion on the part of the Compensation Committee, which allows them discretion to make downward adjustments of payouts in response to our financial or operational performance.

•	Our stock ownership guidelines promote long-term ownership of our stock and further align executives with the long-term interests of our stockholders.

•	Our policy to claw back certain bonus amounts in the event of a restatement of our financial statements helps to ensure executives act in the best interests of our company and its stockholders.

•	A prohibition on insider trading.
We believe that our compensation programs effectively link performance-based compensation to the achievement of long-term and short-term goals, and does not encourage unnecessary or excessive risk taking. Based on the foregoing review and assessment, we believe that our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serve, or in the past year have served, as a member of our board of directors or compensation committee of any other entity that has executive officers who have served on our board of directors or compensation committee. Robert M. Le Blanc, M. Bernard Puckett (Chairman), Glenn S. Schafer and Bruce A. Yarwood are currently members of the Compensation Committee.

Robert M. Le Blanc serves as a Managing Director of Onex Corporation. We have an agreement with Onex Partners Manager LP, or Onex Manager, a wholly-owned subsidiary of Onex Corporation, which together with its affiliates beneficially owned approximately 82.4% of the voting power of our outstanding common stock as of March 12, 2014. In exchange for providing us with corporate finance and strategic planning consulting services, we pay Onex Manager an annual fee of $0.5 million. We reimburse Onex Manager for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. In addition, stockholders who held approximately 86.7% of the voting power of our outstanding common stock as of March 12, 2014, including Onex Corporation, are party to an investor stockholders’ agreement. Under this agreement, these stockholders have agreed to vote their shares on matters presented to the stockholders as specifically provided in the investor stockholders’ agreement, or, if not so provided, in the same manner as Onex. In particular, each non-Onex party agreed to vote all of their shares to elect to our board of directors such individuals as may be designated by Onex from time to time. Mr. Le Blanc has been designated to serve on our board of directors by Onex.

AUDIT MATTERS
Audit Committee Report
Following is the report of the Audit Committee with respect to Skilled Healthcare Group, Inc.’s audited consolidated balance sheets as of December 31, 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013 and the notes thereto.
The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Skilled Healthcare Group, Inc.’s accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.
The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. Further, the Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.
The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by applicable requirements of Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.
Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors of Skilled Healthcare Group, Inc. that its audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by:	Michael E. Boxer (Chair) M. Bernard Puckett Glenn S. Schafer Members of the Audit Committee

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are seeking non-binding advisory stockholder approval of the compensation of our Named Executive Officers as disclosed in the section of this proxy statement entitled “Executive Compensation.” The vote does not address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Although the vote is non-binding, the board of directors and the Compensation Committee will review the voting results in connection with their regular evaluations of our compensation programs.
Stockholders are being asked to vote on the following advisory resolution:
RESOLVED, that the stockholders of Skilled Healthcare Group, Inc. hereby approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure in the company’s proxy statement for the 2014 Annual Meeting of Stockholders.
The compensation paid to our executive officers is based on an overall program design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that the board of directors and Compensation Committee believe promote the creation of long-term stockholder value and position our company for long-term success. As described more fully in the foregoing Compensation Discussion and Analysis section of this proxy statement, the mix of fixed and performance-based compensation, the terms of our annual performance plan and our long-term incentive awards, as well as the terms of our executives’ employment agreements, are designed to enable us to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation.
Our board of directors believes that the design of our compensation programs, the information provided above and the disclosure in the Compensation Discussion Analysis section of this proxy statement demonstrate the aforementioned objectives. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Although ratification by our stockholders is not a prerequisite to the ability of the Audit Committee to select Ernst & Young LLP as our independent registered public accounting firm, we believe such ratification is desirable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of Ernst & Young LLP as our independent registered public accounting firm. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, that the Audit Committee may select Ernst & Young LLP notwithstanding the failure of the stockholders to ratify its selection. If the appointment of Ernst & Young LLP is ratified, the Audit Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time.

Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

Independent Registered Public Accounting Firm
Ernst & Young LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2013 and 2012 as follows:

Type of Fees	Fiscal 2013	Fiscal 2012
Audit Fees	$1,050,091	$1,037,600
Audit-Related Fees	--	--
Tax Fees	354,875	502,250
All Other Fees	--	--
Total	$1,404,966	$1,539,850
Audit Fees
The category includes fees associated with our annual audit and the review of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, and the assistance with the review of our SEC registration statements.
Audit-Related Fees
This category includes fees associated with accounting consultations and attestation services that are not required by statute or regulation. No fees were incurred for these items in 2013 or 2012.
Tax Fees
In 2013, this category included $210,000 in fees associated with tax return preparation and $144,875 in fees associated with tax planning and advice. In 2012, this category included $198,300 in fees associated with tax return preparation and $303,950 in fees associated with tax planning and advice.
All Other Fees
We did not engage Ernst & Young LLP to provide any other services during the fiscal years ended December 31, 2013 or 2012, and accordingly no other fees were paid to them in those years.

Pre-Approval Policies and Procedures
The Audit Committee has specifically approved all of the audit and non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. In fiscal years 2013 and 2012 all audit fees, audit-related fees, and tax fees were pre-approved by the Audit Committee directly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding Related Person Transactions
Effective as of April 2007, our board of directors adopted a written policy to which all related party transactions are subject. Related party transactions are transactions between us and our directors or members of senior management, as defined by Item 404 of Regulation S-K of the Securities Act of 1933. Pursuant to the policy, existing related party transactions are reviewed on at least a biannual basis with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were previously approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented and reaffirming the continuing desirability of and need for each related party arrangement.
Newly proposed related party transactions are fully and carefully reviewed by the Audit Committee for evaluation and approval. The Audit Committee has the authority to hire and consult with outside financial, legal and other advisors as it deems appropriate in its evaluation of any such proposed transactions. The information provided to the directors reviewing a transaction must be sufficiently comprehensive so that the Audit Committee can reach informed decisions about related party transactions.
In addition, our board of directors takes active measures to ensure that the entities providing these related party services are being held to the same standards that we would demand of unaffiliated third-party service providers and there is a clear and articulable reason for procuring the services from a related party.
Although the transactions described below were entered into prior to our adoption of our related party transactions policy, each was approved by our Audit Committee when it was entered into.

Related Person Transactions
Agreement with Onex Partners Manager LP
We have an agreement with Onex Partners Manager LP, or Onex Manager, a wholly-owned subsidiary of Onex Corporation, which together with its affiliates beneficially owned approximately 82.4% of the voting power of our outstanding common stock as of March 12, 2014. In exchange for providing us with corporate finance and strategic planning consulting services, we pay Onex Manager an annual fee of $0.5 million. We reimburse Onex Manager for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement. Robert M. Le Blanc, one of our directors, currently serves as a Managing Director of Onex Corporation.
Stockholders’ Agreement
Stockholders that held approximately 86.7% of the voting power of our outstanding common stock as of March 12, 2014, including Onex Corporation and certain of its affiliates, are party to an investor stockholders’ agreement. Under this agreement, these stockholders have agreed to vote their shares on matters presented to the stockholders as specifically provided in the investor stockholders’ agreement, or, if not so provided, in the same manner as Onex. In particular, each non-Onex party agreed to vote all of their shares to elect to our board of directors such individuals as may be designated by Onex from time to time. Mr. Le Blanc has been designated to serve on our board of directors by Onex.
Agreement with Executive Search Solutions
We are party to an employee placement agreement, or Placement Agreement, with Executive Search Solutions, LLC, or ESS, a provider of recruiting services to the healthcare services industry, pursuant to which we pay ESS $13,905 a month to provide us with qualified candidates based on our specified criteria for positions including director of nursing, business office manager and nursing home administrator and overhead positions at a director level or above. The current one-year term of Placement Agreement ran through January 31, 2014, and will automatically renew for an additional one-year term each February 1 unless it is earlier terminated by the parties in accordance with its terms. Our former Chairman and Chief Executive Officer, Boyd W. Hendrickson, and our former President and Chief Operating Officer, Jose C. Lynch, each serve as managing members of and each hold a beneficial ownership interest of 30.0% of ESS. In 2013, we paid ESS $165,971.

Consulting Arrangement with Hendrickson Investments
In November 2013, Hendrickson Investments, LLC, entered into a consulting agreement, effective January 1, 2014, with Skilled Healthcare, LLC. Pursuant to the consulting agreement, which has a one year term ending on December 31, 2014, Mr. Hendrickson will provide requested consulting services to us and certain of our subsidiaries. Skilled Healthcare, LLC will pay Hendrickson Investments a flat fee of $40,000 per month throughout the one year term of the agreement. In the event of the death or permanent disability of Mr. Hendrickson during the term of the consulting agreement, or a change of control of Skilled Healthcare Group, Inc., all remaining monthly payments will automatically become due and payable.
Agreement with LTC Properties
Mr. Hendrickson is also a member of the board of directors for LTC Properties, Inc., which owns five skilled nursing facilities in New Mexico that are leased and operated by several of our affiliated companies.

Hospice and Home Health Agreements
In May 2010, we acquired substantially all of the assets of five Medicare-certified hospice companies and four Medicare-certified home health companies from a group of related sellers consisting of Rocky Mountain Hospice, LLC, Creekside Hospice, Inc., Sun Valley Hospice, LLC, Legacy Hospice Care, LLC, Creekside Health Care, Inc., Legacy Home Care, LC, Sun Valley Home Care, LLC, Hospice Solutions, LLC, Rocky Mountain Home Care, Inc. (who we collectively refer to as the “Sellers”). Pursuant to the purchase agreement, we and D. Shane Peck entered into an employment agreement pursuant to which served as President and Chief Operating Officer of Signature Hospice & Home Health, LLC, which is one of our consolidated subsidiaries, from May 2010 until his retirement in July 2013. Jonathan R. Monks, who was also a principal of the Sellers, served as Senior Vice President of Signature Hospice & Home Health, LLC, from May 2010 until December 2013.
Mr. Peck holds ownership interests in each of the Sellers as follows: Rocky Mountain Hospice, LLC (approximately 33%), Creekside Hospice, Inc. (approximately 33%), Sun Valley Hospice, LLC (30%), Legacy Hospice Care, LLC (25%), Creekside Health Care, Inc. (approximately 33%), Legacy Home Care, LLC (20%), Sun Valley Home Care, LLC (20%), Hospice Solutions, LLC (25%) and Rocky Mountain Home Care, Inc. (60%). Mr. Monks holds ownership interests in each of the Sellers as follows: Rocky Mountain Hospice, LLC (approximately 33%), Creekside Hospice, Inc. (approximately 33%), Sun Valley Hospice, LLC (30%), Legacy Hospice Care, LLC (25%), Creekside Health Care, Inc. (approximately 33%), Legacy Home Care, LLC (20%), Sun Valley Home Care, LLC (20%), Hospice Solutions, LLC (25%) and Rocky Mountain Home Care, Inc. (10%). Under the terms of the purchase agreement, the Sellers were eligible to earn up to an aggregate of $19.9 million in contingent earn-out and deferred payments. The earn-out payments of up to approximately $7.0 million were based on the achievement of certain levels of Adjusted EBITDA (as defined in the purchase agreement) by the home healthcare and hospice businesses transferred by the Sellers during each of the 12 months ended June 30 of 2011 through and including 2015. The deferred payments consisted of approximately $10.0 million worth of promissory notes and $2.9 million worth of delayed cash payments that were to be paid on May 1 of 2011, 2012 and 2014. We have since entered into arrangements with the Sellers such that we have no continuing obligations to pay any further earn-out payments. The foregoing promissory notes have also been prepaid in full.
As a result of the transactions contemplated by the purchase agreement, we lease facilities in Mesa, Arizona from Home Care Investments, LLC and in Las Vegas, Nevada from Creekside Health Care, Inc. In 2013, Mr. Peck and Mr. Monks each had an approximate 33% ownership interest in Home Care Investments, LLC and an approximate 33% interest in Creekside Health Care, Inc. Our aggregate lease payments in 2013 to Home Care Investments, LLC and Creekside Health Care, Inc. were $182,025 and $193,553, respectively. As part of the transactions contemplated by the purchase agreement, we assumed several contracts pursuant to which the acquired businesses purchase durable medical equipment and backup transportation services from four companies in which Mr. Peck, Mr. Monks and certain of their relatives have ownership interests. We paid those companies an aggregate of approximately $1.3 million in 2013. The aforementioned purchase agreement was filed as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on May 4, 2010 and the joinder agreement to the purchase agreement was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on May 26, 2010.
Indemnification Agreements
We have entered into indemnification agreements with our executive officers and directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as executive officers or directors.
We believe that all of these related party transactions were either on terms at least as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties or were negotiated in connection with acquisitions, the overall terms of which were as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other business is expressly granted by the completion of the enclosed proxy card. The proxy holders will vote at their discretion on any procedural matters that may come before the meeting.

Stockholder Proposals and Nominations
Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2015 proxy statement, your proposal must be received by us no later than November 28, 2014, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Proposals and Nominations Pursuant to our Bylaws. Under our Amended and Restated Bylaws, or bylaws, in order to nominate a director or bring any other business before the stockholders at the 2015 annual meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and such notice must be delivered to our Corporate Secretary no earlier than January 8, 2015 and no later than February 7, 2015, unless our annual meeting for 2015 is scheduled prior to 30 days before the first anniversary of our 2014 annual meeting or after 90 days after the first anniversary of our 2014 annual meeting. This notice must be delivered not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting and the 10th day following the day on which public announcement of the annual meeting date is made.
Our bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by stockholders for nomination to our board of directors will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.
Our bylaws provide that a stockholder’s notice of a proposed business item must include: a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment) and the reasons for conducting such business at the meeting. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (iv) any material interest of the stockholder in such business, and (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

You may write to our Corporate Secretary at our principal executive office, 27442 Portola Parkway, Suite 200, Foothill Ranch, California 92610 to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements, annual reports and other proxy materials (including Internet Availability Notices) with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials this year. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your bank or broker, direct your written request to Skilled Healthcare Group, Inc., 27442 Portola Parkway, Suite 200, Foothill Ranch, California 92610 Attn: Investor Relations, or contact the Skilled Healthcare Group, Inc. Investor Relations department at investorrelations@skilledhealthcare.com. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

SKILLED HEALTHCARE GROUP, INC.

Roland G. Rapp
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

VOTE BY THE INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors	1	Glenn S. Schafer	☐ For All	☐ Withhold All	☐ For All Except
	2	M. Bernard Puckett

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) here: ________________

The Board of Directors recommends you vote FOR proposals 2 and 3:
2. Advisory vote to approve the compensation of our named executive officers.			☐ For	☐ Against	☐ Abstain
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.			☐ For	☐ Against	☐ Abstain
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS AS SET FORTH ABOVE.

Please check this box if you plan to attend the meeting in person:	Yes ☐	No ☐
Address Change? Mark box, sign, and indicate changes below:	☐		Date: _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SKILLED HEALTHCARE GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 8, 2014
11:00 a.m.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report to Stockholders (10-K Wrap) are available at www.proxyvote.com.

Skilled Healthcare Group, Inc.
27442 Portola Parkway, Suite 200
Foothill Ranch, CA 92610
proxy

This proxy is solicited by the Board of Directors.
The stockholder(s) hereby appoint(s) Christopher N. Felfe and Roland G. Rapp, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of Skilled Healthcare Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. local time on May 8, 2014, at the company’s office located at 27442 Portola Parkway, Suite 200, Foothill Ranch, CA 92610, and at any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on the reverse side